Form 10KSB, Exhibit 13
period 2000-12-31
SOUTHERN HERITAGE BANCORP
filed 2001-03-26
CIK 1056238

EXHIBIT 13.1 SOUTHERN HERITAGE BANCORP, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL REPORT DECEMBER 31, 2000

SOUTHERN HERITAGE BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2000

table of contents

Page

INDEPENDENT AUDITOR'S REPORT 1

FINANCIAL STATEMENTS

Consolidated balance sheets 2

Consolidated statements of operations 3

Consolidated statements of comprehensive income (loss) 4

Consolidated statements of stockholders' equity 5

Consolidated statements of cash flows 6

Notes to consolidated financial statements 7-22

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Southern Heritage Bancorp, Inc.

Oakwood, Georgia

We have audited the accompanying consolidated balance sheets of Southern Heritage Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Heritage Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

S/Mauldin & Jenkins

Atlanta, Georgia

February 8, 2001