Form 10KSB, Exhibit 13
period 2000-12-31
SOUTHERN HERITAGE BANCORP
filed 2001-03-26
CIK 1056238

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999

Assets	2000	1999
Cash and due from banks	$993,762	$1,517,588
Federal funds sold	5,105,000	1,205,000
Securities available-for-sale	7,298,651	7,018,048
Loans	26,600,306	17,506,204
Less allowance for loan losses	406,361	264,975
Loans, net	26,193,945	17,241,229
Premises and equipment	2,173,142	2,253,694
Other assets	327,691	218,128
Total assets	$42,092,191	$29,453,687

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$3,269,886	$3,087,144
Interest-bearing	29,277,887	18,657,149
Total deposits	32,547,773	21,744,293
Other borrowings	1,700,000	---
Other liabilities	213,505	294,053
Total liabilities	34,461,278	22,038,346

Commitments and contingencies
Stockholders' equity
Common stock, par value $5; 1,000,000 shares authorized;
878,344 issued and outstanding	4,391,720	4,391,720
Capital surplus	4,339,985	4,339,985
Accumulated deficit	(1,095,195)	(1,110,297)
Accumulated other comprehensive loss	(5,597)	(206,067)
Total stockholders' equity	7,630,913	7,415,341
Total liabilities and stockholders' equity	$42,092,191	$29,453,687

See Notes to Consolidated Financial Statements.

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000 AND 1999

	2000	1999
Interest income
Loans	$2,464,491	$951,775
Taxable securities	436,583	239,063
Federal funds sold	133,713	388,601
Other	2,517	---
Total interest income	3,037,304	1,579,439

Interest expense
Deposits	1,305,796	622,203
Other borrowings	24,811	---
Total interest expense	1,330,607	622,203
Net interest income	1,706,697	957,236
Provision for loan losses	176,255	264,975
Net interest income after provision for
loan losses	1,530,442	692,261

Other income
Service charges on deposit accounts	117,649	62,241
Other operating income	47,441	16,930
Total other income	165,090	79,171
Other expenses
Salaries and employee benefits	868,694	566,929
Equipment expenses	101,044	105,599
Occupancy expenses	149,529	144,841
Other operating expenses	561,163	527,398
Total other expenses	1,680,430	1,344,767
Income (loss) before income taxes	15,102	(573,335)
Income tax expense	---	---
Net income (loss)	$15,102	$(573,335)
Basic and diluted earnings (losses) per share	$0.02	$(0.65)

See Notes to Consolidated Financial Statements.

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2000 AND 1999

	2000	1999

Net income (loss)	$15,102	$(573,335)
Other comprehensive income (loss):

Unrealized holding gains (losses) on securities
available-for-sale arising during period	200,470	(206,067)

Comprehensive income (loss)	$215,572	$(779,402)

See Notes to Consolidated Financial Statements.

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000 AND 1999

					Accumulated
					Other	Total
	Common Stock		Capital	Accumulated	Comprehensive	Stockholders'
	Shares	Par Value	Surplus	Deficit	Income (Loss)	Equity

Balance, December 31, 1998	878,344	$4,391,720	$4,339,985	$(536,962)	$-	$8,194,743
Net loss	-	-	-	(573,335)	-	(573,335)
Other comprehensive loss	-	-	-	-	(206,067)	(206,067)
Balance, December 31, 1999	878,344	4,391,720	4,339,985	(1,110,297)	(206,067)	7,415,341
Net income	-	-	-	15,102	-	15,102
Other comprehensive income	-	-	-	-	200,470	200,470
Balance, December 31, 2000	878,344	$4,391,720	$4,339,985	$(1,095,195)	$(5,597)	$7,630,913

See Notes to Consolidated Financial Statements.

SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999

	2000		1999
OPERATING ACTIVITIES
Net income (loss)		$15,102	$(573,335)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation		117,903	84,559
Amortization		4,867	16,614
Provision for loan losses		176,255	264,975
Increase in interest receivable		(99,096)	(209,338)
Increase in interest payable		122,831	60,149
Other operating activities		(213,846)	209,268

Net cash provided by (used in) operating activities		124,016	(147,108)

INVESTING ACTIVITIES
Purchases of securities available-for-sale		(85,000)	(7,240,729)
Net increase in federal funds sold		(3,900,000)	(1,205,000)
Net increase in loans		(9,128,971)	(17,506,204)
Purchase of premises and equipment		(37,351)	(2,108,513)
Net decrease in interest-bearing deposits		-	7,977,209

Net cash used in investing activities		(13,151,322)	(20,083,237)

FINANCING ACTIVITIES
Net increase in deposits		10,803,480	21,744,293
Proceeds from other borrowings		1,700,000	-

Net cash provided by financing activities		12,503,480	21,744,293

Net increase (decrease) in cash and due from banks		(523,826)	1,513,948

Cash and due from banks at beginning of year		1,517,588	3,640

Cash and due from banks at end of year		$993,762	$1,517,588

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest		$1,207,776	$562,054

See Notes to Consolidated Financial Statements.