Form 10KSB, Exhibit 13
period 2000-12-31
SOUTHERN HERITAGE BANCORP
filed 2001-03-26
CIK 1056238

SOUTHERN HERITAGE BANCORP, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Southern Heritage Bancorp, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Southern Heritage Bank (the "Bank"). The Bank is a commercial bank located in Oakwood, Hall County, Georgia. The Bank provides a full range of banking services in its primary market area of Hall County and surrounding counties. The Company commenced its banking operations on January 4, 1999. Prior to the commencement of banking operations, the Company's activities consisted of organizational activities and the sale of stock.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include interest-bearing deposits, cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid balance.

Loan origination fees and direct origination costs of loans are recognized at the time the loan is placed on the books. Because the majority of loans have maturities of one year or less, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

Stock Compensation Plans

Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings (Losses) Per Share

Basic earnings (losses) per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and dilutive potential common shares. Potential common shares include stock options. There were no dilutive potential common shares outstanding at December 31, 2000 and 1999. The weighted average number of shares outstanding for the years ended December 31, 2000 and 1999 was 878,344.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on av ailable-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Developments

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:
	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses		Fair Value

Securities Available-for-Sale
December 31, 2000:
U. S. Government and
agency securities	$7,219,248		$9,268		$(14,865)	$7,213,651
Federal Home Loan
Bank stock	85,000		-		-	85,000
	$7,304,248	$		$		$7,298,651

December 31, 1999:
U. S. Government and
agency securities	$7,224,115		$-		$(206,067)	$7,018,048

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below.

	Amortized Cost		Fair Value

Due in less than one year		$1,250,616	$1,251,870
Due from one to five years		5,218,632	5,214,596
Due from five to ten years		750,000	747,185
	$		$7,213,651

Securities with a carrying value of $3,747,655 and $500,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 3. LOANS

The composition of loans is summarized as follows:
December 31,
2000	1999
1	Commercial		$7,730,000	$5,870,000
2	Real estate - construction		6,061,000	4,709,000
3	Real estate - mortgage		8,419,000	2,557,000
4	Consumer instalment and other		4,390,306	4,370,204
5
7	Allowance for loan losses		(406,361)	(264,975)
8	Loans, net	$		$17,241,229

Changes in the allowance for loan losses are as follows:
Years Ended December 31,
2000	1999
Balance, beginning of year		$264,975	$-
Provision for loan losses		176,255	264,975
Loans charged off		(35,169)	-
Recoveries of loans previously charged off		300	-
Balance, end of year	$		$264,975

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

The following is a summary of information pertaining to impaired loans:
As of and for the Years Ended
December 31,
2000	1999
Impaired loans without a valuation allowance		$-	$4,700
Impaired loans with a valuation allowance		101,242	-
Total impaired loans	$		$4,700
Valuation allowance related to impaired loans		$30,800	$-
Average investment in impaired loans		$39,425	$285
Interest income recognized on impaired loans		$859	$-

In the ordinary course of business, the Company has granted loans to certain directors, executive officers, and their related affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2000 are as follows:
Balance, beginning of year		$161,249
Advances		119,279
Repayments		(79,273)
Changes in executive officers		(161,149)
Balance, end of year	$

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:
December 31,
2000	1999
1	Leasehold improvements		$3,000	$27,354
2	Building		2,069,753	2,066,781
3	Furniture and equipment		284,547	253,540
4				2,347,675
5	Less accumulated depreciation		(184,158)	(93,981)
6		$		$2,253,694

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $6,480,206 and $4,803,568, respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:
2001		$14,948,883
2002		5,692,903
2003		385,361
2004		488,016
2005		235,429
	$

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:
December 31,
2000	1999
1	Advance from Federal Home Loan Bank with interest
2	at 5.84% until January 16, 2001 when the rate may be
3	converted to the three month LIBOR, due October 13, 2005.	$1,700,000	$-

The Company's advances from the Federal Home Loan Bank are collateralized by pledging $3,249,140 of the Company's security portfolio and pledging of the Company's stock in the Federal Home Loan Bank.

NOTE 7. INCOME TAXES

Income tax expense consists of the following:
Years Ended December 31,
2000	1999
Deferred	$6,606	$232,891
Change in valuation allowance	(6,606)	(232,891)
Income tax expense	$-	$-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INCOME TAXES (Continued)

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:
Years Ended December 31,
2000		1999
Amount	Percent	Amount	Percent
Income taxes at statutory rate	$5,135	34%	$(194,934)	(34)%
Change in valuation allowance	(6,606)	(44)	232,891	41
State tax benefits	654	5	(34,242)	(6)
Other	817	5	(3,715)	(1)
Income tax expense	$-	-%	$-	-%

The components of deferred income taxes are as follows:
December 31,
2000	1999
1	Deferred tax assets:
2	Loan loss reserves	$80,581	$56,094
3	Depreciation	4,979	6,116
4	Securities available-for-sale	1,903	70,063
5	Preopening and organization expenses	107,547	151,983
6	Net operating loss carryforward	247,243	272,254
6	Contributions	1,944	-
7			556,510
8
9	Valuation allowance	(394,590)	(497,882)
10		49,607	58,628
11
12	Deferred tax liabilities:
13	Accrual to cash adjustment	49,607	58,628
14		49,607	58,628
15
16	Net deferred taxes	$-	$-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. RELATED PARTY TRANSACTIONS AND LEASES

On February 4, 1998, the Company entered into a lease with an organizer and a director of the Company for the land on which the Company's building is located. The lease is for a twenty year term and can be extended for four additional periods of five years each. The base annual rent is $40,000, payable in monthly installments of $3,333.33. Beginning on the first day of the fourth lease year and on the first day of each lease year thereafter, ("change date"), rent shall increase by the percentage by which the average CPI for the previous lease year exceeds the average CPI for the year preceding the previous change date, but not to exceed 5% in any event. In no event shall the rent be less than it was for the prior lease year. For this lease, the "average CPI" is the average monthly consumer price index for the particular lease year in question during the term of this lease. The Company is responsible for building and personal property taxes.

The total minimum rental commitment at December 31, 2000 is due as follows:
2001	$40,000
2002	40,000
2003	40,000
2004	40,000
2005	40,000
Due thereafter	497,000
$697,000

Total rental expense for the years ended December 31, 2000 and 1999 was $65,089 and $102,179, respectively.

NOTE 9. EMPLOYEE BENEFIT PLANS

401(k) Profit Sharing Plan

The Company has a contributory 401(k) profit sharing plan for the benefit of its eligible employees and their beneficiaries, subject to certain eligibility and participation rules. Currently, the Company does not contribute to the 401(k) profit sharing plan.

NOTE 10. STOCK OPTIONS

In connection with the organization of the Company, employment contracts were provided to senior management granting a total of 25,000 options. These options are exercisable at book value or $10 per share, whichever is less, and expire five years from the grant date, unless extended by the Board of Directors for an additional five year period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTIONS (Continued)

Other pertinent information related to the options is as follows:
December 31,
2000		1999
Number	Weighted- average Exercise Price	Number	Weighted- average Exercise Price
Under option, beginning of year	25,000	$10.00	-	$-
Granted	-	-	25,000	10.00
Exercised	-	-	-	-
Terminated	-	-	-	-
Under option and exercisable, end of year		$10.00	25,000	$10.00
Weighted average fair value of
options granted during the year		$-		$2.71
Weighted average life of
options outstanding	3 years

The Company applies APB Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, net income (loss) and earnings (losses) per share would have been adjusted to the pro forma amounts indicated below.
		Years Ended December 31,
		2000	1999

Net loss	As reported	$-	$(573,335)
	Pro forma	$-	$(641,150)

Losses per share	As reported	$-	$(0.65)
	Pro forma	$-	$(0.73)

Losses per share -	As reported	$-	$(0.65)
assuming dilution	Pro forma	$-	$(0.73)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTIONS (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
Years Ended December 31,
2000	1999
1	Dividend yield	-	-
	Expected life	-	5 years
	Expected volatility	-	-
	Risk-free interest rate	-	6.43%

NOTE 11. COMMITMENTS AND CONTINGENCIES

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:
December 31,
2000	1999
Standby letters of credit		$71,000	$78,000
Commitments to extend credit		6,104,000	4,974,000
	$		$5,052,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Hall County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Fifty-four percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $1,880,000.

NOTE 13. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, no dividends could be declared without regulatory approval.

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and Bank's actual capital amounts and ratios are presented in the following table:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. REGULATORY MATTERS (Continued)
					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
December 31, 2000:
Total Capital to Risk Weighted Assets:
Consolidated	$8,040	24.95%	$2,578	8%	$	N/A	N/A
Bank	$7,921	24.58%	$2,578	8%		$3,223	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$7,637	23.70%	$1,289	4%	$	N/A	N/A
Bank	$7,518	23.33%	$1,289	4%		$1,934	6%
Tier I Capital to Average Assets:
Consolidated	$7,637	18.77%	$1,628	4%	$	N/A	N/A
Bank	$7,518	18.47%	$1,628	4%		$2,035	5%
December 31, 1999:
Total Capital to Risk Weighted Assets:
Consolidated	$7,886	36.02%	$1,751	8%	$	N/A	N/A
Bank	$7,701	35.18%	$1,751	8%		$2,189	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$7,621	34.81%	$876	4%	$	N/A	N/A
Bank	$7,436	33.97%	$876	4%		$1,313	6%
Tier I Capital to Average Assets:
Consolidated	$7,621	26.60%	$1,146	4%	$	N/A	N/A
Bank	$7,436	25.95%	$1,146	4%		$1,433	5%

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash, Due From Banks and Federal Funds Sold:

The carrying amounts of cash, due from banks and federal funds sold approximate fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

Securities:

Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans:

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

Deposits:

The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued Interest:

The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments:

Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The estimated fair values and related carrying amounts of the Company's financial instruments were as follows:
	December 31, 2000		December 31, 1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash, due from banks,
and federal funds sold	$6,098,762	$6,098,762	$2,722,588	$2,722,588
Securities available-for-sale	7,298,651	7,298,651	7,018,048	7,018,048
Loans	26,193,945	26,529,802	17,241,229	17,100,000
Accrued interest receivable	308,433	308,433	209,338	209,338

Financial liabilities:
Deposits	32,547,773	32,609,383	21,744,293	21,793,828
Other borrowings	1,700,000	1,700,000	-	-
Accrued interest payable	182,980	182,980	60,149	60,149

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:
	Years Ended December 31,
	2000	1999
Other operating expenses:
Advertising	$89,403	$111,766
Office supplies	24,926	51,498
Legal and professional fees	68,487	41,739
Data processing	120,833	80,961
ATM expense	25,842	18,460
Printing	10,642	42,117

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Southern Heritage Bancorp, Inc., as of and for the years ended December 31, 2000 and 1999:
	CONDENSED BALANCE SHEETS
			2000	1999
1	Assets
2	Cash		$118,785	$184,518
4	Investment in subsidiary		7,512,128	7,230,823
5
6	Total assets	$		$7,415,341
7
9	Stockholders' equity		$7,630,913	$7,415,341
10
11	Total liabilities and stockholders' equity		$7,630,913	$7,415,341

CONDENSED STATEMENTS OF OPERATIONS
2000	1999

1	Interest income	$-	$5,180
1	Other expenses	65,733	24,828
7
8	Loss before equity in income (loss) of subsidiary	(65,733)	(19,648)
9
10	Equity in income (loss) of subsidiary	80,835	(553,687)
11
12	Net income (loss)	$15,102	$(573,335)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
2000	1999
1	OPERATING ACTIVITIES
2	Net income (loss)	$15,102	$(573,335)
3	Adjustments to reconcile net income (loss) to net cash
4	provided by (used in) operating activities:
7	Equity in (earnings) loss of subsidiary	(80,835)	553,687
8	Other operating activities	-	213,894
9
10	Net cash provided by (used in) operating activities		194,246
11
12	INVESTING ACTIVITIES
14	Decrease in interest-bearing deposits	-	7,977,209
15	Investment in subsidiary	-	(7,990,577)
16
17	Net cash used in investing activities	-	(13,368)
18
27	Net increase (decrease) in cash	(65,733)	180,878
28
29	Cash at beginning of year	184,518	3,640
30
31	Cash at end of year	$118,785	$184,518