Form 10KSB, Exhibit 13
period 2000-12-31
SOUTHERN HERITAGE BANCORP
filed 2001-03-26
CIK 1056238

EXHIBIT 13.2

Management's Discussion and Analysis

The following is a discussion of the financial condition of Southern Heritage Bancorp, Inc. (the "Company") and our wholly-owned bank subsidiary, Southern Heritage Bank (the "Bank") at December 31, 2000 and 1999 and the results of our operations for the years ended December 31, 2000 and 1999. The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management; the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution readers that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on our behalf.

Overview

Southern Heritage Bancorp, Inc. was incorporated on February 13, 1998 as a bank holding company. The Company is a bank holding company within the meaning of the Federal Bank Holding Company Act and the Georgia bank holding company law. On January 4, 1999, we acquired all of the common stock of the Bank. The Bank opened for business on January 4, 1999. Our plan of operations continues to consist primarily of gaining market share in our primary market area of Oakwood, Georgia and Hall County.

Financial Condition at December 31, 2000 and 1999

Following is a summary of our balance sheets for the years indicated:
	December 31,
	2000	1999
	(dollars in thousands)
Cash and due from banks	$ 994	$ 1,518
Federal funds sold	5,105	1,205
Securities	7,299	7,018
Loans, net	26,194	17,241
Premises and equipment	2,173	2,254
Other assets	327	218
	$42,092	$29,454

Total deposits	$32,548	$21,744
Other liabilities	213	295
Other borrowings:	1,700	--
Stockholder's equity	7,631	7,415
	$ 42,092	$29,454

Financial Condition at December 31, 2000 and 1999

As of December 31, 2000, we had total assets of $42.0 million compared to $29.5 million for 1999, an increase of $12.5 million, or 42.4%. The increase in total assets was funded by an increase of $10.8 million in total deposits and a $1.7 million increase in borrowings from the Federal Home Loan Bank ("FHLB"). Our strategy has been to increase the volume of quality loans through the growth in deposits and, when appropriate, through borrowings. In 2000, total loans increased by $9.1 million, or 52.0%. Excess funding has been invested in short-term investments, or Federal funds sold, which totaled $5.1 million at December 31, 2000. These funds are available to fund future loan growth and provide us with adequate liquidity for other customer needs. The level of growth during 2000 is not considered unusual for a de novo bank and was consistent with our expectations. We expect that loan and deposit growth will continue to be strong during 2001.

Our security portfolio, consisting of U.S. government and agency securities and FHLB stock, totaled $7.3 million at December 31, 2000. Unrealized losses related to these securities were only $6,000 at December 31, 2000 as compared to $206,000 at December 31, 1999. All of our securities are held in available-for-sale categories in order that we may sell securities if needed to fund loan growth. As required by generally accepted accounting principles, the net unrealized losses on these securities are recorded in stockholders' equity until realized. We have not specifically identified any securities for sale in future periods which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

Fifty-five percent of our loan portfolio is collateralized by real estate, the majority of which is located in our primary market area of Hall County. Our real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (32%) and construction loans to build one- to four-family residential properties (23%). Commercial loans represented 29% of the total loan portfolio and consists of loans to primarily businesses in our primary market area.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the general economy.

We attempt to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed the lesser of 25% of the Bank's statutory capital or net assets.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and other customer needs. Traditional sources of liquidity include asset maturities and growth in core deposits. We achieve our desired liquidity through the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price our deposits to meet our asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by State and Federal regulatory authorities. As determined under guidelines established by those regulatory authorities and internal policy, our liquidity ratio is considered satisfactory.

At December 31, 2000, we had loan commitments outstanding of $6.2 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow or purchase Federal funds from other financial institutions. At December 31, 2000, the Bank has available through lines of credit with two commercial banks for short-term advances of $3,000,000 in aggregate.

Stockholders' equity increased for the year ended December 31, 2000 due to the retention of net income of $15,000 combined with the recovery of unrealized losses on securities available-for-sale of $200,000.

The primary source of funds available to the holding company is the payment of dividends by our subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. We do not expect to pay dividends until we are cumulatively profitable, and even at that time, the payment of dividends will be decided by the Board of Directors based on factors available to them at that time.

At December 31, 2000, our capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements to be considered well capitalized and the actual capital ratios as of December 31, 2000 are as follows:

	Actual
	Company	Bank	Regulatory Requirements
Leverage capital ratio	18.77%	18.47%	4.00%
Risk-based Capital Ratios:
Tier 1 capital	23.70	23.33	4.00
Total capital	24.95	24.58	8.00

These ratios will continue to decline as asset growth continues, but are expected to remain in excess of the regulatory minimum requirements.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities. At December 31, 2000, we have no material commitments for any other capital expenditures.

Except for expected growth common to a de novo bank, we are not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. We are also not aware of any current recommendations by regulatory authorities which, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. Our asset-liability committee attempts to structure the assets and liabilities and manage the rate sensitivity gap to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

Results of Operations For The Years Ended December 31, 2000 and 1999

Following is a summary of the Company's operations for the periods indicated.

	Years Ended December 31,
	2000	1999
	(dollars in thousands)
Interest income	$3,037	$1,579
Interest expense	1,331	622
Net interest income	1,706	957
Provision for loan losses	176	265
Other income	165	79
Other expenses	1,680	1,344
Net income (loss)	15	(573)

Net Interest Income

Our results of operations are determined by our ability to effectively manage interest income, to minimize loan and security losses, to generate non-interest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income is dependent upon our ability to obtain an adequate net interest spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities.

The net yield on average interest-earning assets for the year ended December 31, 2000 was 5.28% as compared to 4.58% in 1999. The rate earned on average interest-earning assets and the rate paid on average interest-bearing liabilities was 9.39% and 5.49%, respectively, which provided a net spread of 3.90%. The net spread of 3.90% and net yield of 5.28% for the year ended December 31, 2000 compares favorably with the net spread and net yield of 2.97% and 4.58% for the period ended December 31, 1999, respectively. The most significant contributing factor in the increase in net interest income, which increased by $750,000, is the increase in interest-earning assets. Average interest-earning assets increased by $11.4 million compared to 1999. During this same period, average interest-bearing liabilities increased by $10.7 million. Although the growth in interest-earning assets and interest-bearing liabilities were almost offsetting, the net yield on average interest-earning assets increased to 9.39%, or by 183 basis points, while the rate paid on average interest-bearing liabilities increased by only 90 basis points. The overall improvement in net interest income is attributable to the increase in loan volume.

Provision for Loan Losses

The provision for loan losses decreased by $89,000 to $176,000 from 1999. The amount provided during 2000 and 1999 continued to be due primarily to the growth of the loan portfolio. The allowance for loan losses as a percentage of total loans was 1.53% and 1.51% at December 31, 2000 and 1999, respectively. Since our inception, and for the year ended December 31, 2000, we recognized $35,000 in net charge-offs. Impaired loans at December 31, 2000 and 1999 were only $101,000 and $47,000, respectively. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses is adequate to absorb potential losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, historical experience, and current economic conditions which may affect the borrowers' ability to repay.

Other Income

Other income increased by $86,000 for the year ended December 31, 2000 as compared to the same period ended December 31, 1999. Service charges on deposit accounts accounted for 71% and 79%, respectively, of the total other income for the periods ended December 31, 2000 and 1999. Other operating income includes miscellaneous other commissions, fees and mortgage origination fees.

Other Expenses

Other expenses increased by $336,000 for the year ended December 31, 2000 compared to the period ended December 31, 1999. Other operating expense consists of salaries and employee benefits, equipment and occupancy expenses, and other operating expenses, or $869,000, $251,000 and $561,000, respectively. The increase in salaries and employee benefits represented 90% of the total increase in other expenses. The increase in salaries and employee benefits is attributable to increases in number of employees, normal salary increases and the hiring of a new president and a new chief financial officer. These changes in 2000 were the result of the Board of Directors' strategic planning sessions. Our new management, along with existing officers, are lead by the Board of Directors and are charged with meeting specific goals and projections. We feel that our current management will provide us the necessary leadership to continue our successes.

Income Tax

We have not recognized any income tax expense due to accumulated net operating losses of $1,110,000. These net operating losses will be used to offset future income.

Asset/Liability Management

It is our objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is our overall philosophy to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2000, our cumulative one year interest rate-sensitivity gap ratio was 118%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing assets will reprice during this period at a rate faster than our interest-earning liabilities. We are within our targeted parameters.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2000, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

	Within Three Months	After Three Months but Within One Year	After One Year but Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Federal funds sold	$ 5,105	$ --	$ --	$ --	$ 5,105
Securities	3,326	1,751	2,222	--	7,299
Loans	13,002	5,324	8,264	10	26,600
	21,433	7,075	10,486	10	39,004
Interest-bearing liabilities:
Interest-bearing demand deposits	5,767	--	--	--	5,767
Savings	1,761	--	--	--	1,761
Time Deposits	5,391	9,558	6,802	--	21,751
Other Borrowings	1,700	--	--		1,700
	14,619	9,558	6,802	--	30,979

Interest rate sensitivity gap	$ 6,814	$(2,483)	$ 3,684	$ 10	$ 8,025
Cumulative interest rate sensitivity gap	$ 6,814	$ 4,331	$ 8,015	$ 8,025
Interest rate sensitivity gap ratio	1.47	.74	1.54	--
Cumulative interest rate sensitivity gap ratio	1.47	1.18	1.26	1.26

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to our: distribution of assets, liabilities and stockholders' equity, average interest rates; security portfolio; loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; loan loss experience and allowance for loan losses; types of deposits and the return on equity and assets.

DISTRIBUTION OF ASSETS, LIABILITIES, AND

STOCKHOLDERS' EQUITY:

INTEREST RATE AND INTEREST DIFFERENTIALS

	2000			1999
	(Dollars in Thousands)			(Dollars in Thousands)
	Average Balance(1)	Income/ Expenses	Yields/ Rates	Average Balances(1)	Income/ Expenses	Yields/ Rates
Cash and due from Banks	$ 897	$ --	--%	$1,046	$ ---	----%
Taxable securities	7,261	439	6.05	4,196	239	5.70
Unrealized losses on securities	(179)	--	--	(61)	--	- -
Federal fund sold	2,113	134	6.34	7,822	389	4.97
Loans (2) (3)	22,961	2,464	10.73	8,882	951	10.71
Allowance for loan losses	(348)	--	--	(119)	--	--
Other assets	2,516	--	--	1,199	--	--
	$35,221			$22,965
Total interest-earning assets	$32,335	3,037	9.39	$20,900	$1,579	7.56%

Noninterest-bearing demand	$ 3,444	$ --	--	$ 1,842	$ --	--%
Interest-bearing demand and savings	6,429	234	3.64	3,899	113	2.90%
Time Deposits	17,399	1,072	6.16	9,663	509	5.27
Total Deposits	$27,272	1,306	5.48	$15,404	622	4.59
Other liabilities	1,315	--	--	86	--	--
Other Borrowings	404	24	5.94	--	--	--
Stockholder's equity (4)	6,230	--	--	7,475	--	--
	$ 35,221			$22,965		--
Total interest-bearing liabilities	$ 24,232	$1,330	5.49%	$13,562	$ 622	4.59%
Net interest income		$1,707			$ 957
Net interest spread			3.90%			2.97%
Net yield on average interest-earning assets			5.28%			4.58%

(1) Average balances were determined using the daily average balances.

(2) Includes nonaccrual loans with average balances of $39,000 and $285, respectively.

(3) Interest and fees on loans includes $206,000 and $144,000 of loan fee income for the years ended December 31,

2000 and 1999, respectively.

(4) Average unrealized losses on securities available-for-sale are included in stockholders' equity.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

	Years Ended December 31,
	2000 vs. 1999
	Changes Due To:
	Increase (Decrease)
	Rate	Volume	Net
Increase (decrease) in:
Income from interest-earning assets:
Interest and fees on loans	$ 2	$ 1,511	$ 1,513
Interest on taxable securities	16	184	200
Interest on Federal funds sold	154	(409)	(255)
Total interest income	172	1,286	1,458

Expense from interest-bearing liabilities:
Interest on interest-bearing demand deposits	34	87	121
Interest on savings deposits	98	465	563
Interest on time deposits	-	24	24
Total interest expense	132	576	708

Net interest income	$ 40	$ 710	$ 750

SECURITIES PORTFOLIO

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

	December 31,
	2000	1999
U. S. Government and agency securities	$7,214	$7,018
Equity securities(1)	85	--
	$7,299	$7,018

(1) Equity securities consist of Federal Home Loan Bank stock. For presentation purposes, the equity securities are not included on the maturity table below because it has no contractual maturity date.

Maturities

The amounts of debt securities by category as of December 31, 2000 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years through ten years.

	U.S. Government and Agency
	Amount	Yield(1)
	(dollars in thousands)
Maturity:
One year or less	$1,252	6.00%
After one year through five years	5,215	6.01
After five years through ten years	747	7.03
	$7,214	6.11%

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

LOAN PORTFOLIO

Types of Loans

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

	December 31,
	2000	1999
	(dollars in thousands)
Commercial	$ 7,730	$ 5,870
Real estate-construction	6,061	4,709
Real estate-other	8,419	2,557
Consumer and other loans	4,390	4,370
	26,600	17,506
Less allowance for loan losses	(406)	(265)
Net Loans	$26,194	$17,241

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2000 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

(dollars in thousands)
Commercial
One year or less	$ 3,799
After one year through five years	3,928
After five years	3
$ 7,730
Construction
One year or less	6,061
After one year through five years	--
After five years	--
$ 6,061
Other
One year or less	$ 6,880
After one year through five years	5,920
After five years	9
12,809
$ 26,600

The following table summarizes loans at December 31, 2000 with the due dates after one year which have predetermined and floating or adjustable interest rates.

(dollars in thousands)
Predetermined interest rates	$ 8,275
Floating or adjustable interest rates	1,585
$ 9,860

Risk Elements

Information with respect to nonaccrual, past due, and restructured loans at the dates indicated is as follows:

	December 31,
	2000	1999
Nonaccrual loans	$ 101	$ 5
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	19	0
Restructured loan	0	0
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment term	0	0
Interest income that would have been recorded on nonaccrual and restructed loans under original terms	4	0
Interest income that was recorded on nonaccrual and restructed loans	1	0

It is our policy to discontinue the accrual of interest income when, in our opinion, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which we reasonably expect will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which we are aware of any information which causes us to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for the year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

	Years Ended December 31,
	2000	1999
	(dollars in thousands)
Average amount of loans outstanding	$22,961	$8,882
Balance of allowance for loan losses at beginning of year	$ 265	$ -
Loans charged off, installment	(35)	-
Recoveries of loans previously charged-off	-	-
Net loan charge-offs during the year	(35)	-
Additions to allowance charged to operating expense during year	176	265
Balance of allowance for loan losses at end of year	$ 406	$ 265
Ratio of net loans charged off during the year to average loans outstanding	.15%	-%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that adequately covers all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans.

As of December 31, 2000 and 1999, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31, 2000		December 31, 1999
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial	$ 61	29.06%	$ 89	33.53%
Construction loans secured by real estate	130	22.79	71	26.90
Commercial loans secured by real estate	93	31.70	39	14.61
Consumer and other	122	16.45	66	24.96
	$ 406	100.00%	$ 265	100.00%

DEPOSITS

Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below.(1)

	Years Ended December 31
	2000		1999
	Amount	Percent	Amount	Percent
	(dollars in thousands)
Noninterest-bearing demand deposits	$ 3,444	----%	$ 1,842	---%
Interest-bearing demand and savings deposits	6,429	3.64	3,899	2.90
Time Deposits	17,399	6.16	9,663	5.27
	$27,272		$15,404

(1) Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2000 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.
(dollars in thousands)
Three months or less	$ 1,657
Over three months through six months	1,518
Over six months through twelve months	1,764
Over twelve months	1,541
Total	$ 6,480

RETURN ON ASSETS AND EQUITY

The following rate of return information for the year indicated is presented below.

	Years Ended December 31,
	2000	1999
Return on asset (1)	.04%	(2.50)%
Return on equity (2)	.24	(7.67)
Dividend payout ratio (3)	N/A	N/A
Equity to assets ratio (4)	17.69	32.55

(1) Net income (loss) divided by average total assets.

(2) Net income (loss) divided by average equity.

(3) Dividends declared per share of common stock divided by net loss per share.

(4) Average equity divided by average total assets.