Form 10KSB, Exhibit 13
period 2001-12-31
SOUTHERN HERITAGE BANCORP
filed 2002-03-28
CIK 1056238

EXHIBIT 13.1

SOUTHERN HERITAGE BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2001


SOUTHERN HERITAGE BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2001

table of contents

                                                                                                                                                                                                                            Page

INDEPENDENT AUDITOR'S REPORT FINANCIAL STATEMENTS 20

Consolidated balance sheets 21

Consolidated statements of income 22

Consolidated statements of comprehensive income 23

Consolidated statements of stockholders' equity 24

Consolidated statements of cash flows 25

Notes to consolidated financial statements 26-40


INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Southern Heritage Bancorp, Inc.

Oakwood, Georgia

We have audited the accompanying consolidated balance sheets of Southern Heritage Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Heritage Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

s/MAULDIN & JENKINS, LLC

Atlanta, Georgia

January 18, 2002




SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000
Assets	2001	2000

Cash and due from banks	$1,335,656	$997,545
Federal funds sold	2,293,000	5,105,000
Securities available-for-sale	7,290,248	7,213,651
Restricted equity securities	85,000	85,000

Loans	40,995,355	26,600,306
Less allowance for loan losses	595,883	406,361
Loans, net	40,399,472	26,193,945

Premises and equipment	2,076,813	2,173,142
Other assets	459,561	327,691

Total assets

$

	53,939,750
$
		42,095,974

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$5,396,407	$3,273,669
Interest-bearing	38,229,666	29,277,887
Total deposits	43,626,073	32,551,556
Other borrowings	1,700,000	1,700,000
Other liabilities	461,723	213,505
Total liabilities	45,787,796	34,465,061

Commitments and contingencies

Stockholders' equity
Common stock, par value $5; 10,000,000 shares authorized;
878,344 issued and outstanding	4,391,720	4,391,720
Capital surplus	4,339,985	4,339,985
Accumulated deficit	(723,809)	(1,095,195)
Accumulated other comprehensive income (loss)	144,058	(5,597)

Total stockholders' equity	8,151,954	7,630,913

Total liabilities and stockholders' equity	$53,939,750	$42,095,974
See Notes to Consolidated Financial Statements.






SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
Interest income
Loans	$3,301,361	$2,464,491
Taxable securities	419,355	436,583
Federal funds sold	179,223	133,713
Other	9,552	2,517
Total interest income	3,909,491	3,037,304

Interest expense
Deposits	1,689,976	1,305,796
Other borrowings	100,659	24,811
Total interest expense	1,790,635	1,330,607

Net interest income	2,118,856	1,706,697
Provision for loan losses	206,000	176,255
Net interest income after provision for
loan losses	1,912,856	1,530,442

Other income
Service charges on deposit accounts	139,706	107,360
Mortgage origination fees	267,476	9,609
Other operating income	6,617	48,121
Total other income	413,799	165,090

Other expenses
Salaries and employee benefits	1,113,411	868,694
Equipment expenses	116,975	101,044
Occupancy expenses	184,661	149,529
Other operating expenses	540,222	561,163
Total other expenses	1,955,269	1,680,430

Income before income taxes	371,386	15,102

Income tax expense	-	-

Net income	$371,386	$15,102

Basic and diluted earnings per share	$ 0.42	$ 0.02
See Notes to Consolidated Financial Statements.






SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000

Net income	$371,386	$15,102

Other comprehensive income:

Unrealized holding gains on securities
available-for-sale arising during period	149,655	200,470

Comprehensive income	$521,041	$215,572

See Notes to Consolidated Financial Statements.






SOUTHERN HERITAGE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2001 AND 2000
					Accumulated
					Other	Total
	Common Stock		Capital	Accumulated	Comprehensive	Stockholders'
	Shares	Par Value	Surplus	Deficit	Income (Loss)	Equity

Balance, December 31, 1999	878,344	$4,391,720	$4,339,985	$(1,110,297)	$(206,067)	$7,415,341
Net income	-	-	-	15,102	-	15,102
Other comprehensive Income	-	-	-	-	200,470	200,470
Balance, December 31, 2000	878,344	4,391,720	4,339,985	(1,095,195)	(5,597)	7,630,913
Net income	-	-	-	371,386	-	371,386
Other comprehensive Income	-	-	-	-	149,655	149,655
Balance, December 31, 2001	878,344	$4,391,720	$4,339,985	$(723,809)	$144,058	$8,151,954

See Notes to Consolidated Financial Statements.






SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001 AND 2000
	2001	2000
OPERATING ACTIVITIES
Net income	$371,386	$15,102
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	123,681	117,903
Amortization	13,746	4,867
Provision for loan losses	206,000	176,255
(Increase) decrease in interest receivable	10,007	(99,096)
Increase in interest payable	6,063	122,831
Net other operating activities	100,279	(213,846)

Net cash provided by operating activities	831,162	124,016

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(5,414,259)	-
Maturities of securities available-for-sale	5,473,571	-
Net (increase) decrease in federal funds sold	2,812,000	(3,900,000)
Purchase of restricted equity securities	-	(85,000)
Net increase in loans	(14,411,527)	(9,128,971)
Purchase of premises and equipment	(27,353)	(37,351)

Net cash used in investing activities	(11,567,568)	(13,151,322)

FINANCING ACTIVITIES
Net increase in deposits	11,074,517	10,807,263
Proceeds from other borrowings	-	1,700,000

Net cash provided by financing activities	11,074,517	12,507,263

Net increase (decrease) in cash and due from banks	338,111	(520,043)

Cash and due from banks at beginning of year	997,545	1,517,588

Cash and due from banks at end of year	$1,335,656	$997,545

SUPPLEMENTAL DISCLOSURE
Cash paid for:
Interest	$1,784,572	$1,207,776
See Notes to Consolidated Financial Statements.



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

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

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

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted stock, without a readily determinable fair value are recorded at cost.

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


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid balance.

Loan origination fees and direct origination costs of loans are recognized at the time the loan is placed on the books. Because the loan origination fee approximates the costs of most loans and the majority of loans have maturities of one year or less, the effect on operations is immaterial.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, or when a loan becomes past due 90 days or more, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

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

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

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


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

Profit-Sharing Plan

Profit sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for federal income tax purposes.

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

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and dilutive potential common shares. Potential common shares include stock options. There were no dilutive potential common shares outstanding at December 31, 2001 and 2000. The weighted average number of shares outstanding for the years ended December 31, 2001 and 2000 was 878,344.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component in the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain assets, liabilities, income and expenses on the balance sheet and statement of income as of and for the year ended December 31, 2000 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2001.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:



	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available-for-Sale
December 31, 2001:
U. S. Government and
agency securities	$7,146,190	$144,058	$-	$7,290,248
December 31, 2000:
U. S. Government and
agency securities	$7,219,248	$9,268	$(14,865)	$7,213,651



The amortized cost and fair value of debt securities as of December 31, 2001 by contractual maturity are shown below.


	Amortized Cost	Fair Value

Due in less than one year	$499,383	$506,200
Due from one to five years	4,891,284	4,984,789
Due from five to ten years	1,755,523	1,799,259
	$7,146,190	$7,290,248



Securities with a carrying value of $3,037,037 and $3,747,655 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:


	December 31,
		2001	2000
1	Commercial	$4,748,291	$7,481,521
2	Real estate - construction	12,460,687	6,060,783
3	Real estate - mortgage	19,783,496	8,667,791
4	Consumer and other	4,002,881	4,390,211
5		40,995,355	26,600,306
7	Allowance for loan losses	(595,883)	(406,361)
8	Loans, net	$40,399,472
$
			26,193,945



Changes in the allowance for loan losses are as follows:


	Years Ended December 31,
	2001	2000
Balance, beginning of year	$406,361	$264,975
Provision for loan losses	206,000	176,255
Loans charged off	(18,828)	(35,169)
Recoveries of loans previously charged off	2,350	300
Balance, end of year	$595,883	$406,361



The following is a summary of information pertaining to impaired loans:


	As of and for the Years Ended
	December 31,
	2001	2000
Impaired loans without a valuation allowance	$-	$-
Impaired loans with a valuation allowance	28,875	101,242
Total impaired loans	$28,875	$101,242
Valuation allowance related to impaired loans	$14,437	$30,800
Average investment in impaired loans	$70,681	$39,425
Interest income recognized on impaired loans	$-	$859



In the ordinary course of business, the Company has granted loans to certain directors, executive officers, and their related affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2001 are as follows:


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)


Balance, beginning of year	$40,106
Advances	2,531,897
Repayments	(393,195)
Balance, end of year	$2,178,808



NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:
	December 31,
		2001	2000
1	Leasehold improvements	$3,000	$3,000
2	Building	2,069,753	2,069,753
3	Furniture and equipment	311,899	284,547
4		2,384,652	2,357,300
5	Less accumulated depreciation	(307,839)	(184,158)
6		$2,076,813	$2,173,142



The Company leases the land on which its banking facility is located under a noncancelable lease. The lease is or a twenty year term and can be extended for four additional periods of five years each. The original base annual rent was $40,000, payable in monthly installments. Beginning on the first day of the fourth lease year and on the first day of each lease year thereafter, ("change date"), rent shall increase by the percentage by which the average CPI for the previous lease year exceeds the average CPI for the year preceding the previous change date, but not to exceed 5% in any event. In no event shall the rent be less than it was for the prior lease year. For this lease, the "average CPI" is the average monthly consumer price index for the particular lease year in question during the term of this lease. As of December 31, 2001, the monthly rent is $3,500. The Company is responsible for building and personal property taxes.

The total minimum rental commitment at December 31, 2001 is due as follows:


2002	$42,000
2003	42,000
2004	42,000
2005	42,000
2006	42,000
Due thereafter	479,500
$689,500



Total rental expense for the years ended December 31, 2001 and 2000 was $66,514 and $65,089, respectively. Total rental expense includes the land lease and all other equipment rental expense.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $8,974,590 and $6,480,206, respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:


2002	$23,012,006
2003	2,805,156
2004	626,264
2005	259,746
2006	56,888
$26,760,060


NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:


		December 31,
		2001	2000
1	Advance from Federal Home Loan Bank with interest
2	at 5.84%, due October 13, 2005.	$1,700,000	$1,700,000



The Company's advances from the Federal Home Loan Bank are collateralized with $1,809,223 of the Company's security portfolio and with the Company's stock in the Federal Home Loan Bank.

NOTE 7. INCOME TAXES

The components of income tax expense are as follows:


	Years Ended December 31,
	2001	2000
Deferred	$(127,595)	$6,606
Change in valuation allowance	127,595	(6,606)
Income tax expense	$-	$-




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INCOME TAXES (Continued)

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:


		Years Ended December 31,
		2001		2000
		Amount	Percent	Amount	Percent
1	Income taxes at statutory rate	$126,272	34%	$5,135	34%
2	Change in valuation allowance	(127,595)	(34)	(6,606)	(44)
3	State taxes	13,944	4	654	5
4	Other	(12,621)	(4)	817	5
	Income tax expense	$-	-%	$-	-%



The components of deferred income taxes are as follows:


		December 31,
		2001	2000
1	Deferred tax assets:
2	Loan loss reserves	$166,667	$80,581
3	Depreciation	-	4,979
4	Securities available-for-sale	-	1,903
5	Preopening and organization expenses	75,475	107,547
6	Net operating loss carryforward	26,946	247,243
7	Contributions	3,962	1,944
8		273,050	444,197
9
10	Valuation allowance	(216,111)	(394,590)
11		56.939	49,607
12
13	Deferred tax liabilities:
14	Depreciation	142	-
14	Securities available-for-sale	48,980	-
14	Accrual to cash adjustment	7,817	49,607
15		56,939
_______

16	Net deferred taxes	$-	$-



At December 31, 2001, the Company had available net operating loss carryforwards of approximately $68,000 to reduce future federal taxable income.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE BENEFIT PLANS

401(k) Profit Sharing Plan

The Company has a contributory 401(k) profit sharing plan for the benefit of its eligible employees and their beneficiaries, subject to certain eligibility and participation rules. The contributions expensed were $37,380 for the year ended December 31, 2001. There were no contributions for the year ended December 31, 2000.

NOTE 9. STOCK COMPENSATION PLAN

In connection with the organization of the Company, employment contracts were provided to senior management granting a total of 25,000 options. These options are exercisable at book value or $10 per share, whichever is less, and expire five years from the grant date, unless extended by the Board of Directors for an additional five year period.

Other pertinent information related to the options is as follows:


	December 31,
	2001		2000
	Number	Weighted- average Exercise Price	Number	Weighted- average Exercise Price
Under option, beginning of year	25,000	$10.00	25,000	$10.00
Granted	-	-	-	-
Exercised	-	-	-	-
Terminated	-	-	-	-
Under option and exercisable, end of year	25,000	$10.00	25,000	$10.00

Weighted average life of
options outstanding	2 years



NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES (Continued)

	December 31,
	2001	2000
Standby letters of credit	$111,367	$71,000
Commitments to extend credit	9,126,751	6,104,000

$
	9,238,118	$6,175,000



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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 11. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Hall County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Seventy-nine percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $1,980,000 at December 31, 2001.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, no dividends could be declared without regulatory approval due to the Bank having an accumulated deficit, which is normal for a de novo bank.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and Bank's actual capital amounts and ratios are presented in the following table:
					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
December 31, 2001:
Total Capital to Risk Weighted Assets:
Consolidated	$8,543	20.00%	$3,417	8.00%	$	N/A	N/A
Bank	$8,468	19.82%	$3,418	8.00%		$4,272	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$8,008	18.75%	$1,708	4.00%	$	N/A	N/A
Bank	$7,933	18.57%	$1,708	4.00%		$2,563	6.00%
Tier I Capital to Average Assets:
Consolidated	$8,008	15.25%	$2,100	4.00%	$	N/A	N/A
Bank	$7,933	15.11%	$2,100	4.00%		$2,625	5.00%




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)


					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
December 31, 2000:
Total Capital to Risk Weighted Assets:
Consolidated	$8,040	24.95%	$2,578	8.00%	$	N/A	N/A
Bank	$7,921	24.58%	$2,578	8.00%		$3,223	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$7,637	23.70%	$1,289	4.00%	$	N/A	N/A
Bank	$7,518	23.33%	$1,289	4.00%		$1,934	6.00%
Tier I Capital to Average Assets:
Consolidated	$7,637	18.77%	$1,628	4.00%	$	N/A	N/A
Bank	$7,518	18.47%	$1,628	4.00%		$2,035	5.00%



NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

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


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans:

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits:

The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

The fair values of the Company's fixed rate other borrowings are estimated using discounted cash flow models based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:


	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks,
and federal funds sold	$3,628,656	$3,628,656	$6,102,545	$6,102,545
Securities available-for-sale	7,290,248	7,290,248	7,213,651	7,213,651
Restricted equity securities	85,000	85,000	85,000	85,000
Loans	40,399,472	41,135,984	26,193,945	26,529,802
Accrued interest receivable	298,426	298,426	308,433	308,433

Financial liabilities:
Deposits	43,626,073	44,228,078	32,551,556	32,609,383
Other borrowings	1,700,000	1,731,700	1,700,000	1,700,000
Accrued interest payable	189,043	189,043	182,980	182,980




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:


	Years Ended December 31,
	2001	2000
Other operating expenses:
Advertising	$43,447	$80,425
Legal and professional fees	66,679	68,487
Data processing	114,193	120,833



NOTE 15. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Southern Heritage Bancorp, Inc., as of and for the years ended December 31, 2001 and 2000:
	CONDENSED BALANCE SHEETS
		2001	2000
1	Assets
2	Cash	$74,968	$118,785
4	Investment in subsidiary	8,076,986	7,512,128
4	Income tax receivable	126,805	-
5
6	Total assets	$8,278,759	$7,630,913

1	Liabilities
4	Deferred taxes payable	$126,805	$-

9	Stockholders' equity	8,151,954	7,630,913
10
11	Total liabilities and stockholders' equity	$8,278,759	$7,630,913





	CONDENSED STATEMENTS OF INCOME
		2001	2000
1	Other expenses	$(43,817)	$(65,733)
7
8	Loss before equity in income of subsidiary	(43,817)	(65,733)
9
10	Equity in income of subsidiary	415,203	80,835
11
12	Net income	$371,386	$15,102



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)


	CONDENSED STATEMENTS OF CASH FLOWS
		2001	2000
1	OPERATING ACTIVITIES
2	Net income	$371,386	$15,102
3	Adjustments to reconcile net income to net cash
4	used in operating activities:
5	Equity in earnings of subsidiary	(415,203)	(80,835)
7
8	Net cash used in operating activities	(43,817)	(65,733)
9
15
16	Net decrease in cash	(43,817)	(65,733)
17
18	Cash at beginning of year	118,785	184,518
19
20	Cash at end of year	$74,968	$118,785

