Form 10KSB, Exhibit 13
period 2001-12-31
SOUTHERN HERITAGE BANCORP
filed 2002-03-28
CIK 1056238

EXHIBIT 13.2

Management's Discussion and Analysis

The following is a discussion of the financial condition of Southern Heritage Bancorp, Inc. (the "Company") and our wholly-owned bank subsidiary, Southern Heritage Bank (the "Bank") at December 31, 2001 and 2000 and the results of our operations for the years ended December 31, 2001 and 2000. The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management; the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution readers that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

Overview

The Company is a bank holding company within the meaning of the Federal Bank Holding Company Act and the Georgia bank holding company law. On January 4, 1999, we acquired all of the common stock of the Bank. The Bank opened for business on January 4, 1999. Our plan of operations continues to consist primarily of gaining market share in our primary market area of Oakwood, Georgia, Hall County and surrounding counties.


Financial Condition at December 31, 2001 and 2000

Following is a summary of our balance sheets for the years indicated:



	December 31,
	2001	2000
	(dollars in thousands)

Cash and due from banks	$ 1,336	$998
Federal funds sold	2,293	5,105
Securities available-for-sale	7,290	7,214
Restricted equity securities	85	85
Loans, net	40,399	26,194
Premises and equipment	2,077	2,173
Other assets	460	327
	$53,940	$42,096

Total deposits	$43,626	$32,552
Other liabilities	462	213
Other borrowings	1,700	1,700
Stockholders' equity	8,152	7,631
	$53,940	$42,096



Financial Condition at December 31, 2001 and 2000

As of December 31, 2001, we had total assets of $53.9 million compared to $42.1 million in 2000, an increase of $11.8 million, or 28.0%. The increase in total assets was primarily funded by an increase of $11.1 million in total deposits. Our strategy has been to increase the volume of quality loans through the internal growth in deposits and, when appropriate, through borrowings. In 2001, total loans increased by $14.4 million, or 54.1%. The shortage in funding through deposit growth has been provided from a decrease in federal funds sold of $2.8 million. Federal funds sold are available to fund loan growth and provide us with adequate liquidity for other customer needs. The level of growth for the year ended December 31, 2001, although not unusual, is considered to be a significant accomplishment for our third year of operations. We expect that loan and deposit growth will continue to be strong in 2002.

Our security portfolio, consisting of U.S. government and agency securities, totaled $7.3 million at December 31, 2001. Unrealized gains related to these securities were $144,000 at December 31, 2001 as compared to net unrealized losses of $6,000 at December 31, 2000. The change in the unrealized gains during the year ended December 31, 2001 is reflective of the declining interest rate environment experienced over the past twelve months. All of our securities are held as available-for-sale in order that we may sell securities if needed to fund loan growth. As required by generally accepted accounting principles, the net unrealized gains (losses) on these securities are recorded in stockholders' equity until realized.

Seventy-nine percent of our loan portfolio is collateralized by real estate, the majority of which is located in our primary market area of Hall and surrounding counties. Our real estate portfolio consists of loans collateralized by one- to four-


family residential properties (48%) and construction loans to build one- to four-family residential properties (30%). Commercial loans represented 12% of the total loan portfolio and consists of loans to primarily businesses in our primary market area.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with only slight indications of a downturn in the local economy. The overall United States economy has suffered as a result of September 11, 2001; however, our local economy has been only slightly impacted to date.

We attempt to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed the lesser of 25% of the Bank's statutory capital, or $1,980,000 at December 31, 2001.

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

At December 31, 2001, we had loan commitments outstanding of $9.2 million. Because these commitments generally have fixed expiration dates (usually twelve months or less) and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow or purchase federal funds from other financial institutions. At December 31, 2001, the Bank has $4,000,000 in aggregate available through lines of credit with three commercial banks for short-term advances.


Stockholders' equity increased by $521,000 for the year ended December 31, 2001 due to the retention of net earnings of $371,000 combined with net unrealized gains on securities available-for-sale of $150,000.

The primary source of funds available to the holding company is the payment of dividends by our subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. We are prohibited from paying dividends until we are cumulatively profitable, and at that time, the payment of dividends will be decided by the Board of Directors based on factors available to them at that time.

At December 31, 2001, our capital ratios were considered well capitalized based on regulatory capital requirements. The minimum capital requirements to be considered well capitalized and the actual capital ratios as of December 31, 2001 are as follows:



	Actual		Regulatory Requirements
	Company	Bank

Leverage capital ratio	15.25%	15.11%	4.00%
Risk-based capital ratios:
Tier 1 capital	18.75	18.57	4.00
Total capital	20.00	19.82	8.00



These ratios should continue to decline as asset growth continues, but are expected to remain in excess of the regulatory minimum requirements to be considered well capitalized.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs as described above. We anticipate that we will have sufficient funds available to meet current customer loan and deposit commitments and to fund or refinance, on a timely basis, our other commitments. At December 31, 2001, we have no material commitments for any capital expenditures.

Except for the expected growth, we are not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. We are also not aware of any current recommendations by regulatory authorities which, if they were implemented, would have such an effect.

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


Results of Operations For The Years Ended December 31, 2001 and 2000

Following is a summary of the Company's operations for the years indicated.



	Years Ended December 31,
	2001	2000
	(dollars in thousands)

Interest income	$ 3,909	$ 3,037
Interest expense	1,790	1,331
Net interest income	2,119	1,706
Provision for loan losses	206	176
Other income	413	165
Other expense	1,955	1,680
Net income	371	15



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

The net yield on average interest-earning assets for the year ended December 31, 2001 was 4.72% as compared to 5.28% in 2000. For the year ended December 31, 2001, the rate earned on average interest-earning assets and the rate paid on average interest-bearing liabilities was 8.71% and 5.05%, respectively, which provided a net spread of 3.67%. As indicated in the rate volume analysis which is provided later, the net decline in rates was positively impacted by favorable changes in volume of all categories. These rates and spread were down compared to the year ended December 31, 2000 by 68.44 and 24 basis points, respectively. These declines are attributable to the decline in interest rates during 2001. Average interest-earning assets increased by $12.5 million compared to 2000. During this same period, average interest-bearing liabilities increased by $11.2 million. Although the growth in interest-earning assets and interest-bearing liabilities were almost even, the net yield on average interest-earning assets decreased to 8.71%, or by 68 basis points, while the rate paid on average interest-bearing liabilities decreased by only 44 basis points. This represents a positive interest rate-sensitivity gap ratio as interest-earning assets are repricing at a faster pace than interest-bearing liabilities. The overall improvement in net interest income as noted above, is primarily attributable to the increase in loan volume.

See the interest rates and interest differentials table for specific details.


Provision for Loan Losses

The provision for loan losses increased by $30,000 to $206,000 for the year ended December 31, 2001 as compared to 2000. The amount provided during 2001 and 2000 continues to be due primarily to the growth of the loan portfolio. The allowance for loan losses as a percentage of total loans was 1.45% and 1.53% at December 31, 2001 and 2000, respectively. For the year ended December 31, 2001, we recognized $16,000 in net charge-offs as compared to $35,000 in 2000. Impaired loans at December 31, 2001 and 2000 were $29,000 and $101,000, respectively. All these indicators reflect an improvement in the overall asset quality and loan administration. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses is adequate to absorb potential losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, historical experience, and current economic conditions which may affect the borrowers' ability to repay.

Other Income

Other income increased by $249,000 for the year ended December 31, 2001 as compared to December 31, 2000. Mortgage origination fees accounted for 65%, or $267,000 of the total other income for the year ended December 31, 2001 as compared to only 6% as of December 31, 2000. The significant increase in 2001 is due to the mortgage interest rate decreases in 2001 which triggered significant refinance activity along with normal first-time purchase mortgages. The other primary source of other income is service charges on deposit accounts which increased by $32,000 in 2001.

Other Expenses

Other expenses increased by $275,000 for the year ended December 31, 2001 compared to December 31, 2000. Other operating expense consists of salaries and employee benefits, equipment and occupancy expenses, and other operating expenses, or $1,113,000, $302,000 and $540,000, respectively. The increase in salaries and employee benefits of $245,000 represented 89% of the total increase in other expenses. The increase in salaries and employee benefits is attributable to an increase of four full-time equivalent employees, increase in profit sharing contributions of $37,000, an increase in incentives of $20,000 and an increase in mortgage commissions of $19,000.

Income Tax

We have not recognized any income tax expense due to remaining net operating losses of $68,000. These net operating losses will be used to offset future income.

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


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

At December 31, 2001, our cumulative one year interest rate-sensitivity gap ratio was 91%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing assets will reprice during this period at a rate faster than our interest-earning liabilities. We are within our targeted parameters.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2001, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms.


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



	Within Three Months	After Three Months But Within One Year	After One Year But Within Three Years	After Three Years	Total
	(dollars in thousands)
Interest-earning assets:	$ 31	$ --	$ --	$ --	$ 31
Interest-bearing demand deposits	2,293	--	--	--	2,293
Federal funds sold	335	249	1,748	5,043	7,375
Securities	14,552	14,063	10,413	1,967	40,995
Loans	17,211	14,312	12,161	7,010	$50,694

Interest-bearing liabilities:
Interest-bearing demand deposits	9,949	--	--	--	9,949
Savings	1,520	--	--	--	1,520
Time deposits	8,939	14,073	3,431	317	26,760
Other borrowing	--	--	--	1,700	1,700
	20,408	14,073	3,431	2,017	39,929

Interest rate sensitivity gap	$ (3,197)	$ 1,378	$ 8,730	$ 6,693	$10,765
Cumulative interest rate sensitivity Gap	$ (3,197)	$ (4,658)	$ 4,072	$10,765
Interest rate sensitivity gap ratio	.84	1.02	3.54	3.48
Cumulative interest rate sensitivity gap ration	.84	.91	1.15	1.27



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


Distribution of Assets, Liabilities, and

Stockholders' Equity:

Interest Rates and Interest Differentials


	2001			2000
	(dollars in thousands)
	Average Balances(1)	Income/ Expense	Yield Rates	Average Balances(1)	Income/ Expense	Yields Rates

Cash and due from banks	$ 1,119	$ --	--%	$ 897	$ --	--%
Taxable securities (3)	7,463	429	5.75	7,261	439	6.05
Unrealized gains (losses) on Securities	92	--	--	(179)	--	--
Federal funds sold	4,326	179	4.14	2,113	134	6.34
Loans (2)(3)	33,074	3,301	9.98	22,961	2,464	10.73
Allowance for loan losses	(494)	--	--	(348)	--	--
Other assets	2,444	--	--	2,516	--	--
	$48,024			$35,221

Total interest-earning assets	$44,863	$ 3,909	8.71%	$32,335	$ 3,037	9.39%
Noninterest-bearing demand	$ 4,590	$ --	--%	$ 3,444	$ --	--%
Interest-bearing demand and Savings	9,665	279	2.89	6,429	234	3.64
Time deposits	24,073	1,411	5.86	17,399	1,072	6.16
Total deposits	$38,328	$ 1,690	4.41	$27,272	1,306	4.79

Other liabilities	290	--	--	1,315	--	--
Other borrowings	1,700	101	5.94	404	24	5.94
Stockholder's equity (4)	7,706	--	--	6,230	--	--
	$48,024			$35,221

Total interest-bearing liabilities	$35,438	$ 1,791
 5.05%
				$24,232	$ 1,330	5.49%

Net interest income		$ 2,118			$ 1,707
Net interest spread			3.66%			3.90%
Net yield on average interest- earnings assets			4.72%			5.28%



(1) Average balances were determined using the daily average balances.

(2) Includes nonaccrual loans with average balances of $71,000 and $39,000, respectively.

(3) Interest and fees on loans includes $363,000 and $206,000 of loan fee income for the years ended December 31,                                 2001 and 2000, respectively.

                (4) Average unrealized gains (losses) on securities available-for-sale are included in stockholders' equity.

    Includes restricted equity securities.


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



		Year Ended December 31, 2001 vs. 2000 Changes Due To: Increase (Decrease)
	Rate	Volume	Net
		(dollars in thousands)
Increase (decrease) in:
Income from interest-earning assets:	$ (182)	$ 1,019	$ 837
Interest and fees on loans	(22)	12	(10)
Interest on taxable securities	(58)	103	45
Interest on federal funds sold	(262)	1,134	872
Total

Expense from interest-bearing liabilities:
Interest on interest-bearing demand and savings deposits	(55)	100	45
Interest on time deposits	(54)	393	339
Interest on other borrowings	--	77	77
Total interest expense	(109)	570	461

Net interest income	$ (153)	$ 564	$ 411



SECURITIES PORTFOLIO

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:



	December 31
	2001	2000
	(dollars in thousands)
U. S. Government and agency securities	$ 7,290	$ 7,214




Maturities

The amounts of debt securities by category as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years through ten years.



	U. S. Government and Agency Securities
	Amount	Yield(1)
	(dollars in thousands)
Maturity:
One year or less	$ 506	5.06%
After one year through five years	4,985	5.64
After five years through ten years	1,799	6.38
	$ 7,290	5.78%



(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

LOAN PORTFOLIO

Types of Loans

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.



	December 31,
	2001	2000
	(dollars in thousands)

Commercial	$ 4,748	$ 7,481
Real estate-construction	12,461	6,061
Real estate-mortgage	19,783	8,668
Consumer and other	4,003	4,390
	$40,995	26,600
Less allowance for loan losses	(596)	(406)
Net loans	$40,399	$26,194


Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.



(dollars in thousands)
Commercial
One year or less	$2,820
After one year through five years	1,928
After five years	--
4,748

Construction \
One year or less	12,151
After one year through five years	310
After five years	--
12,461

Other
One year or less	11,140
After one year through five years	11,880
After five years	776
23,786
$40,995



The following table summarizes loans at December 31, 2001 with the due dates after one year which have predetermined and floating or adjustable interest rates.



(dollars in thousands)
Predetermined interest rates	$ 12,376
Floating or adjustable interest rates	2,508
$ 14,884



Risk Elements

Information with respect to nonaccrual, past due, and restructured loans at the dates indicated is as follows:




	December 31,
	2001	2000
	(dollars in thousands)

Nonaccrual loans	$ 29	$ 101
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	--	19
Restructured loans	--	--
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	--	--
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	5	4
Interest income that was recorded on nonaccrual and restructured loans	--	1



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




	Years Ended December 31,
	2001	2000
	(dollars in thousands)

Average amount of loans outstanding	$33,074	$22,961
Balance of allowance for loan losses at beginning of year	$ 406	$ 265
Loans charged off, installment	(18)	(35)
Recoveries of loans previously charged-off	2	--
Net loan charge-offs during the year	(16)	(35)
Additions to allowance charged to operating expense during year	206	176
Balance of allowance for loan losses at end of year	$ 596	$ 406
Ration of net loans charged off during the year to average loans outstanding	.05%	.15%



Allowance for Loan Losses

The allowance for loan losses is maintained at a level that adequately covers all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans.

As of December 31, 2001 and 2000, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:



	December 31, 2001		December 31, 2000
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(dollars in thousands)
Commercial	$ 51	11.58%	$ 61	29.06%
Construction loans secured by real estate	119	30.40	130	22.79
Commercial loans secured by real estate	171	48.26	93	31.70
Consumer and other loans	255	9.76	122	16.45
	$596	100.00%	$406	100.00%




DEPOSITS

Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below.(1)


	Years Ended December 31,
	2001	2000
	Amount	Percent	Amount	Percent
	(dollars in thousands)

Noninterest-bearing demand deposits	$ 4,590	--%	$ 3,444	--%
Interest-bearing demand and savings deposits	9,665	2.89	6,429	3.64
Time deposits	24,073	5.86	17,399	6.16
Consumer and other loans	$38,328		$27,272



(1) Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2001 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.



(dollars in thousands)
Three months or less	$ 3,213
Over three months through six months	2,168
Over six months through twelve months	2,723
Over twelve months	870
Total	$ 8,974



RETURN ON ASSETS AND EQUITY

The following rate of return information for the year indicated is presented below.



	Years Ended December 31,
	2001	2000

Return on assets(1)	0.77%	0.04%
Return on equity(2)	4.82	0.24
Dividend payout ration (3)	N/A	N/A
Equity to assets ration(4)	16.05	17.69



(1) Net income divided by average total assets.

(2) Net income divided by average equity.

(3) Dividends declared per share of common stock divided by net income per share.
    Average equity divided by average total assets.
