Form 10KSB, Exhibit 13
period 2002-12-31
SOUTHERN HERITAGE BANCORP INC
filed 2003-03-28
CIK 1056238

EXHIBIT 13.1

SOUTHERN HERITAGE BANCORP, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL REPORT DECEMBER 31, 2002


SOUTHERN HERITAGE BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2002

table of contents

Page


INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Southern Heritage Bancorp, Inc. and Subsidiary

Oakwood, Georgia

We have audited the accompanying consolidated balance sheets of Southern Heritage Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Heritage Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

s/MAULDIN & JENKINS, LLP

Atlanta, Georgia

January 17, 2003


SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
Assets	2002	2001

Cash and due from banks	$2,574,043	$1,335,656
Federal funds sold	4,225,000	2,293,000
Securities available-for-sale	5,695,652	7,290,248
Restricted equity securities	185,000	85,000

Loans	71,261,126	40,995,355
Less allowance for loan losses	855,112	595,883
Loans, net	70,406,014	40,399,472

Premises and equipment	2,489,637	2,076,813
Other assets	633,324	459,561

Total assets	$86,208,670	$53,939,750

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$7,569,170	$5,396,407
Interest-bearing	65,608,533	38,229,666
Total deposits	73,177,703	43,626,073
Other borrowings	3,700,000	1,700,000
Other liabilities	369,798	461,723
Total liabilities	77,247,501	45,787,796

Commitments and contingencies

Stockholders' equity
Common stock, par value $5; 10,000,000 shares authorized;
878,344 issued and outstanding	4,391,720	4,391,720
Capital surplus	4,339,985	4,339,985
Retained earnings (deficit)	132,525	(723,809)
Accumulated other comprehensive income	96,939	144,058

Total stockholders' equity	8,961,169	8,151,954

Total liabilities and stockholders' equity	$86,208,670	$53,939,750

See Notes to Consolidated Financial Statements.


SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
Interest income
Loans, including fees	$4,551,264	$3,301,361
Taxable securities	267,496	419,355
Federal funds sold	115,220	179,223
Other	8,298	9,552
Total interest income	4,942,278	3,909,491

Interest expense
Deposits	1,722,272	1,689,976
Other borrowings	135,928	100,659
Total interest expense	1,858,200	1,790,635

Net interest income	3,084,078	2,118,856
Provision for loan losses	298,000	206,000
Net interest income after provision for
loan losses	2,786,078	1,912,856

Other income
Service charges on deposit accounts	146,634	135,319
Mortgage origination fees	370,176	263,812
Gain on sale of securities available-for-sale	5,295	-
Other operating income	47,145	14,668
Total other income	569,250	413,799

Other expenses
Salaries and employee benefits	1,495,357	1,113,411
Occupancy and equipment expenses	296,246	301,636
Other operating expenses	643,550	540,222
Total other expenses	2,435,153	1,955,269

Income before income taxes	920,175	371,386

Income tax expense	63,841	-

Net income	$856,334	$371,386

Basic and diluted earnings per share	$0.97	$0.42

See Notes to Consolidated Financial Statements.


SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Net income	$856,334	$371,386

Other comprehensive income (loss):

Unrealized holding gains (losses) on securities available-for-sale
arising during period, net of tax (benefits) of $(51,951) and $0, respectively	(43,836)	149,655
Reclassification adjustment for gains realized in net income, net of
(taxes) of $(2,012) and $0, respectively	(3,283)	-
Other comprehensive income (loss)	(47,119)	149,655

Comprehensive income	$809,215	$521,041

See Notes to Consolidated Financial Statements.


SOUTHERN HERITAGE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2002 AND 2001

					Accumulated Other Comprehensive Income (Loss)
				Retained Earnings (Deficit)		Total Stockholder's Equity
	Common Stock		Capital Surplus
	Shares	Par Value

Balance, December 31, 2000	878,344	$4,391,720	$4,339,985	$(1,095,195)	$ (5,597)	$7,630,913
Net income	--	--	--	371,386	--	371,386
Other comprehensive income	--	--	--	--	149,655	149,655
Balance, December 31, 2001	878,344	4,391,720	$4,339,985	(723,809)	144,058	8,151,954
Net income	--	--	--	856,344	--	856,334
Other comprehensive loss	--	--	--	--	(47,119)	(47,119)
Balance, December 31, 2002	878,344	$4,391,720	$4,339,985	$132,525	$ 96,939	$ 8,961,169

See Notes to Consolidated Financial Statements.


SOUTHERN HERITAGE BANCORP, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001
	2002	2001
OPERATING ACTIVITIES
Net income	$856,334	$371,386
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	115,819	123,681
Amortization	9,345	13,746
Gain on sale of securities available-for-sale	5,295	-
Provision for loan losses	298,000	206,000
(Increase) decrease in interest receivable	(34,751)	10,007
Increase in interest payable	38,475	6,063
Net other operating activities	(338,007)	98,850

Net cash provided by operating activities	950,510	829,733

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(2,535,292)	(5,414,259)
Proceeds from maturities of securities available-for-sale	3,007,456	4,753,096
Proceeds from sale of securities available-for-sale	1,130,547	721,904
Net (increase) decrease in federal funds sold	(1,932,000)	2,812,000
Purchase of restricted equity securities	(100,000)	-
Net increase in loans	(30,304,542)	(14,411,527)
Purchase of premises and equipment	(529,922)	(27,353)

Net cash used in investing activities	(31,263,753)	(11,566,139)

FINANCING ACTIVITIES
Net increase in deposits	29,551,630	11,074,517
Proceeds from other borrowings	2,000,000	-

Net cash provided by financing activities	31,551,630	11,074,517

Net increase in cash and due from banks	1,238,387	338,111

Cash and due from banks at beginning of year	1,335,656	997,545

Cash and due from banks at end of year	$2,574,043	$1,335,656

SUPPLEMENTAL DISCLOSURE
Cash paid for:
Interest	$1,819,725	$1,784,572

Income taxes	$356,500	$-

See Notes to Consolidated Financial Statements.


SOUTHERN HERITAGE BANCORP, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Southern Heritage Bancorp, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Southern Heritage Bank (the "Bank"). The Bank is a commercial bank located in Oakwood, Hall County, Georgia with a branch located in Buford, Georgia. The Bank provides a full range of banking services in its primary market area of Hall County and surrounding counties.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $124,000 and $23,000 at December 31, 2002 and 2001, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted stock, without a readily determinable fair value are recorded at cost.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and the allowance for loan losses. Interest income is accrued on the unpaid balance.

Loan origination fees, net of certain direct loan origination costs for all loans with a maturity exceeding one year, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using the straight-line method. Loan origination fees and direct origination costs of all other loans are recognized at the time the loan is placed on the books. Because the loan origination fee approximates the costs of these loans, the effect on operations is insignificant.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, or when a loan becomes past due 90 days or more, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

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

Profit Sharing Plan

Profit sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for federal income tax purposes.

Stock Compensation Plans

At December 31, 2002, the Company has two stock-based compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.
	Years Ended December 31,
	2002	2001

Net income, as reported	$856,334	$371,386
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards, net of related tax effects	(113,848)	-
Pro forma net income	$742,486	$371,386
Earnings per share:
Basic - as reported	$0.97	$0.42
Basic - pro forma	$0.85	$0.42
Diluted - as reported	$0.97	$0.42
Diluted - pro forma	$0.84	$0.42

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

Reclassifications

Certain income and expenses on the statement of income as of and for the year ended December 31, 2001 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2002.

Accounting Standards

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

NOTE 2. SECURITIES

The amortized cost and fair value of securities available-for-sale are summarized as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2002:
U. S. Government and
agency securities	$5,548,774	$147,478	$(600)	$5,695,652
December 31, 2001:
U. S. Government and
agency securities	$7,146,190	$144,058	$-
$
				7,290,248


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below.

	Amortized Cost	Fair Value

Due in less than one year	$498,076	$515,313
Due from one to five years	4,297,255	4,407,761
Due from five to ten years	753,443	772,578
	$5,548,774	$5,695,652

Securities with a carrying value of $3,380,252 and $3,037,037 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gains and losses on sales of securities available-for-sale consist of the following:
	Years Ended December 31,
	2002	2001

Gross gains	$5,295	$-
Gross losses	-	-
Net realized gains	$5,295	$-

NOTE 3. LOANS

The composition of loans is summarized as follows:
	December 31,
	2002	2001
Commercial	$6,051,600	$4,748,291
Real estate - construction	19,060,094	12,460,687
Real estate - mortgage	40,994,369	19,783,496
Consumer and other	5,155,063	4,002,881
	71,261,126	40,995,355
Allowance for loan losses	(855,112)	(595,883)
Loans, net	$70,406,014	$40,399,472


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:
	Years Ended December 31,
	2002	2001
Balance, beginning of year	$595,883	$406,361
Provision for loan losses	298,000	206,000
Loans charged off	(42,793)	(18,828)
Recoveries of loans previously charged off	4,022	2,350
Balance, end of year	$855,112	$595,883

The following is a summary of information pertaining to impaired loans:
	As of and for the Years Ended
	December 31,
	2002	2001
Impaired loans without a valuation allowance	$-	$-
Impaired loans with a valuation allowance	25,432	28,875
Total impaired loans	$25,432	$28,875
Valuation allowance related to impaired loans	$10,198	$14,437
Average investment in impaired loans	$56,158	$70,681
Interest income recognized on impaired loans	$-	$-
Nonaccrual loans	$25,432	$28,875
Loans past due ninety days or more and still accruing	$-	$-

In the ordinary course of business, the Company has granted loans to certain directors, executive officers and their related affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:
Balance, beginning of year	$2,178,808
Advances	1,893,868
Repayments	(1,878,492)
Balance, end of year	$2,194,184


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:
	December 31,
	2002	2001
Leasehold improvements	$140,501	$3,000
Building	2,102,916	2,069,753
Furniture and equipment	648,615	311,899
	2,892,032	2,384,652
Less accumulated depreciation	(402,395)	(307,839)
	$2,489,637	$2,076,813

Leases

The Company leases the land on which its main banking facility is located under a noncancelable lease. The lease is for a twenty-year term and can be extended for four additional periods of five years each. The original base annual rent was $40,000, payable in monthly installments. Beginning on the first day of the fourth lease year and on the first day of each lease year thereafter, ("change date"), rent shall increase by the percentage by which the average CPI for the previous lease year exceeds the average CPI for the year preceding the previous change date, but not to exceed 5% in any event. In no event shall the rent be less than it was for the prior lease year. For this lease, the "average CPI" is the average monthly consumer price index for the particular lease year in question during the term of this lease. As of December 31, 2002, the monthly rent is $3,541. The Company is responsible for building and personal property taxes.

The Company also leases its branch building facility under a noncancelable lease. The lease is for a five- year term and can be extended for two additional periods of five years each. The original base annual rent was $3,200, payable in monthly installments. The rent shall increase 2.75% annually. As of December 31, 2002, the monthly rent is $3,200. The Company is responsible for its pro rata share of the operating expenses.

The total minimum rental commitment at December 31, 2002 is due as follows:
2003	$81,505
2004	82,577
2005	83,675
2006	84,809
2007	60,319
Due thereafter	442,589
$835,474

Total rental expense for the years ended December 31, 2002 and 2001 was $80,149 and $66,514, respectively. Total rental expense includes the land lease and all other equipment rental expense.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $16,913,418 and $8,974,590, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$39,199,077
2004	4,557,348
2005	1,418,825
2006	149,770
2007	1,577,752
$46,902,772

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:
	December 31,
	2002	2001
Advance from Federal Home Loan Bank with interest at 3.37%, due June 24, 2004. Advance from Federal Home Loan Bank with interest	$2,000,000	$-
at 5.84%, due October 13, 2005.	1,700,000	1,700,000
Total Advances from Federal Home Loan Bank	$3,700,000	$1,700,000

The Company's advances from the Federal Home Loan Bank are collateralized with $12,002,504 of the Company's residential 1-4 family first mortgage loans, commercial real estate loans and with the Company's stock in the Federal Home Loan Bank.

NOTE 7. EMPLOYEE BENEFIT PLANS

401(k) Profit Sharing Plan

The Company has a contributory 401(k) profit sharing plan for the benefit of its eligible employees and their beneficiaries, subject to certain eligibility and participation rules. The contributions expensed were $43,584 and $37,380, respectively, for the years ended December 31, 2002 and 2001.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. STOCK COMPENSATION PLAN

In connection with the organization of the Company, employment contracts were provided to senior management granting a total of 25,000 options. These options are exercisable at book value or $10 per share, whichever is less, and expire five years from the grant date, unless extended by the Board of Directors for an additional five year period.

During 2002, the Board of Directors of the Company authorized and adopted the Southern Heritage Bancorp, Inc. Stock Option Plan (the "Plan"). Under the Plan, the Board of Directors of the Company is authorized to issue stock options from time to time to certain officers, key employees and outside directors of the Company or the Bank. Any option granted under the Plan must be granted within ten (10) years of the date of adoption of the Plan by the Board. Any options issued would be for the $5.00 par value common stock of the Company, and the aggregate amount of stock for which options may be granted under the Plan is 300,000 shares, with 120,000 shares being reserved for outside directors and 180,000 shares being reserved for officers and key employees. Options may be granted as qualified "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or as nonqualified options. The purchase price for a share of stock under any option granted under the Plan shall not be less than the fair market value of the stock on the date of the grant of the option or, 110% of fair market value in the case of any ten percent (10%) shareholder.

Other pertinent information related to the options is as follows:

	December 31,
	2002		2001
	Number	Weighted- average Exercise Price	Number	Weighted- average Exercise Price
Outstanding at beginning of year	25,000	$10.00	25,000	$10.00
Granted	242,500	10.80	-	-
Exercised	-	-	-	-
Terminated	-	-	-	-
Outstanding at end of year	267,500	$10.73	25,000	$10.00

Options exercisable at year-end	35,000	$9.61	25,000	$10.00
Weighted average life of
options outstanding	8.5 years		2 years
Weighted-average fair value of
options granted during the year		$3.45		$-

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
Year Ended December 31,
2002

Dividend yield	0.00%
Expected life	10 years
Expected volatility	0.01%
Risk-free interest rate	3.88%


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. INCOME TAXES

The components of income tax expense are as follows:
	Years Ended December 31,
	2002	2001
Current	$245,807	$-
Deferred	34,145	(127,595)
Change in valuation allowance	(216,111)	127,595
Income tax expense	$63,841	$-

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:
	Years Ended December 31,
	2002	2001

Income taxes at statutory rate	$312,860	$126,272
Change in valuation allowance	(216,111)	(127,595)
State taxes	2,138	13,944
Other	(35,046)	(12,621)
Income tax expense	$63,841	$-

The components of deferred income taxes are as follows:
		December 31,
		2002	2001
1	Deferred tax assets:
2	Loan loss reserves	$261,393	$166,667
5	Preopening and organization expenses	35,845	75,475
6	Net operating loss carryforward	-	26,946
7	Contributions	-	3,962
8		297,238	273,050
9
10	Valuation allowance	-	(216,111)
11		297,238	56,939
13	Deferred tax liabilities:
14	Depreciation	52,492	142
14	Securities available-for-sale	49,938	48,980
14	Accrual to cash adjustment	13,801	7,817
15		116,231	56,939

16	Net deferred tax assets	$181,007	$-


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:
		Years Ended December 31,
		2002	2001
1
2	Net income	$856,334	$371,386

	Weighted average number of common shares outstanding	878,344	878,344
	Effect of dilutive options	6,482	-
	Weighted average number of common shares outstanding
	used to calculate dilutive earnings per share	884,826	878,344

NOTE 11. COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company's commitments is as follows:

	December 31,
	2002	2001
Standby letters of credit	$149,228	$111,367
Commitments to extend credit	17,810,632	9,126,751
	$17,959,860	$9,238,118

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


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential and consumer loans to customers in Hall County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty-four percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank's statutory capital, or approximately $2,000,000 at December 31, 2002.

NOTE 13. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, approximately $306,000 of retained earnings were available for dividend declaration without regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2002 and 2001, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. REGULATORY MATTERS (Continued)

The Bank's actual capital amounts and ratios are presented in the following table:
					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2002:
Total Capital to Risk Weighted Assets	$9,401	13.17%	$5,708	8.00%	$7,138	10.00%
Tier I Capital to Risk Weighted Assets	$8,546	11.98%	$2,854	4.00%	$4,280	6.00%
Tier I Capital to Average Assets	$8,546	10.11%	$3,382	4.00%	$4,227	5.00%

December 31, 2001:
Total Capital to Risk Weighted Assets	$8,468	19.82%	$3,418	8.00%	$4,272	10.00%
Tier I Capital to Risk Weighted Assets	$7,933	18.57%	$1,708	4.00%	$2,563	6.00%
Tier I Capital to Average Assets	$7,933	15.11%	$2,100	4.00%	$2,625	5.00%

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

The Company in estimating its fair value disclosures for financial instruments used the following methods and assumptions.

Cash, Due From Banks and Federal Funds Sold: The carrying amounts of cash, due from banks and federal funds sold approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

Deposits: The carrying amounts of demand deposits, savings deposits and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings: The fair values of the Company's fixed rate other borrowings are estimated using discounted cash flow models based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments: Fair values of the Company's off-balance-sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:
	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks
and federal funds sold	$6,799,043	$6,799,043	$3,628,656	$3,628,656
Securities available-for-sale	5,695,652	5,695,652	7,290,248	7,290,248
Restricted equity securities	185,000	185,000	85,000	85,000
Loans	70,406,014	71,865,408	40,399,472	41,135,984
Accrued interest receivable	333,177	333,177	298,426	298,426

Financial liabilities:
Deposits	73,177,703	73,646,427	43,626,073	44,228,078
Other borrowings	3,700,000	3,905,300	1,700,000	1,731,700
Accrued interest payable	227,518	227,518	189,043	189,043


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:
	Years Ended December 31,
	2002	2001
Other operating expenses:
Advertising	$32,218	$43,447
Legal and professional fees	74,051	66,679
Data processing	125,688	114,193

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Southern Heritage Bancorp, Inc., as of and for the years ended December 31, 2002 and 2001:
	CONDENSED BALANCE SHEETS
		2002	2001
1	Assets
2	Cash	$71,844	$74,968
4	Investment in subsidiary	8,642,839	8,076,986
4	Income tax receivable	213,329	126,805
	Deferred tax assets	33,157	-
5
6	Total assets	$8,961,169	$8,278,759

1	Liabilities
4	Deferred tax liabilities	$-	$126,805

9	Stockholders' equity	8,961,169	8,151,954
10
11	Total liabilities and stockholders' equity	$8,961,169	$8,278,759


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

	CONDENSED STATEMENTS OF INCOME
		2002	2001
1	Other expenses	$48,124	$43,817
7
8	Loss before income taxes	(48,124)	(43,817)

9	Income tax benefits	(291,486)	-

	Income (loss) before equity in income of subsidiary	243,362	(43,817)

10	Equity in income of subsidiary	612,972	415,203
11
12	Net income	$856,334	$371,386
	CONDENSED STATEMENTS OF CASH FLOWS
		2002	2001
1	OPERATING ACTIVITIES
2	Net income	$856,334	$371,386
3	Adjustments to reconcile net income to net cash
4	used in operating activities:
	Increase in income tax receivable	(86,524)	-
	Increase in deferred taxes	(159,962)	-
5	Equity in earnings of subsidiary	(612,972)	(415,203)
7
8	Net cash used in operating activities	(3,124)	(43,817
9
16	Net decrease in cash	(3,124)	(43,817)
17
18	Cash at beginning of year	74,968	118,785
19
20	Cash at end of year	$71,844	$74,968
