Form 10KSB, Exhibit 13
period 2002-12-31
SOUTHERN HERITAGE BANCORP INC
filed 2003-03-28
CIK 1056238

EXHIBIT 13.2

Management's Discussion and Analysis

Overview

The following is a discussion of the financial condition of Southern Heritage Bancorp, Inc. (the "Company") and our wholly-owned bank subsidiary, Southern Heritage Bank (the "Bank") at December 31, 2002 and 2001 and the results of our operations for the years ended December 31, 2002 and 2001. The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

The Company is a bank holding company within the meaning of the Bank Holding Company Act and the Georgia Bank Holding Company Act. Our plan of operations continues to consist primarily of gaining market share in our primary market area of Oakwood, Georgia, Hall County and surrounding counties.

Forward-Looking Statements

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to stockholders. Statements made in this Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution readers that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.


Financial Condition at December 31, 2002 and 2001

Following is a summary of our balance sheets for the years indicated:

	December 31,
	2002	2001
	(dollars in thousands)

Cash and due from banks	$ 2,574	$ 1,336
Federal funds sold	4,225	2,293
Securities available-for-sale	5,696	7,290
Restricted equity securities	185	85
Loans, net	70,406	40,399
Premises and equipment	2,490	2,077
Other assets	633	460
	$86,209	$53,940

Total deposits	$73,178	$43,626
Other liabilities	370	462
Other borrowings	3,700	1,700
Stockholders' equity	8,961	8,152
	$86,209	$53,940

Financial Condition at December 31, 2002 and 2001

As of December 31, 2002, we had total assets of $86.2 million compared to $53.9 million in 2001, an increase of $32.3 million, or 59.9%. The increase in total assets was primarily funded by an increase of $29.6 million in total deposits. Our strategy continues to be to increase the volume of quality loans through the internal growth in deposits and, when appropriate, through borrowings. In 2002, total loans increased by $30.2 million, or 73.8%. The shortage in funding through deposit growth has been provided from an increase in other borrowings of $2.0 million. The level of growth for the year ended December 31, 2002 is considered to be a significant accomplishment for our fourth year of operations. We expect that loan and deposit growth will continue to be strong in 2003, although the growth for 2003 is not expected to match the growth achieved for the year ending December 31, 2002.

Our security portfolio, consisting of U.S. government and agency securities, totaled $5.7 million at December 31, 2002. Unrealized gains related to these securities were $147,000 at December 31, 2002 as compared to $144,000 at December 31, 2001. The continued increase in the unrealized gains during the year ended December 31, 2002 is reflective of the declining interest rate environment experienced over the past twelve months. All of our securities are held as available-for-sale in order that we may sell securities if needed to fund loan growth. As required by generally accepted accounting principles, the net unrealized gains on these securities are recorded in stockholders' equity, net of the related deferred tax effect, until realized.


Eighty-four percent of our loan portfolio is collateralized by real estate the majority of which is located in our primary market area of Hall and surrounding counties. Our real estate portfolio consists of loans collateralized by one- to four-family residential properties (58%) and construction loans to build one- to four-family residential properties (27%). Commercial loans represented 9% of the total loan portfolio and consists of loans primarily to businesses in our primary market area.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with only slight indications of a downturn in the local economy. The overall United States economy is in a recession; however, our local economy has been only slightly impacted to date.

We attempt to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed the lesser of 25% of the Bank's statutory capital, or $2,000,000 at December 31, 2002.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and other customer needs. Traditional sources of liquidity include asset maturities and growth in deposits. We achieve our desired liquidity through the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth and accessibility to market sources of funds.

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

At December 31, 2002, we had loan commitments outstanding of $18.0 million. Because these commitments generally have fixed expiration dates (usually twelve months or less) and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow or purchase federal funds from other financial institutions. At December 31, 2002, the Bank has $4,000,000 in aggregate available through lines of credit with three commercial banks for short-term advances. In addition, the Bank can borrow funds from the Federal Home Loan Bank of Atlanta, secured by one-to-four family first mortgage loans and commercial real estate loans.


Stockholders' equity increased by $809,000 for the year ended December 31, 2002 due to the retention of net earnings of $856,000 combined with a decrease in net unrealized gains on securities available-for-sale of $47,000. The Company has not paid any dividends to stockholders since the inception of the Company.

The primary source of funds available to the holding company is the payment of dividends by our subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, approximately $306,000 can be paid by the Bank to the holding company without regulatory approval. The payment of dividends will be decided by the Board of Directors based on factors available to them at that time.

At December 31, 2002, our capital ratios were considered well capitalized based on regulatory capital requirements. The minimum capital requirements to be considered well capitalized and the actual capital ratios as of December 31, 2002 are as follows:

	Actual	Regulatory Requirements

Leverage capital ration	10.11%	5.00%
Risk-based capital ratios:
Tier 1 capital	11.98%	6.00%
Total capital	13.17%	10.00%

These ratios should continue to decline as asset growth continues, but are expected to remain in excess of the regulatory requirements to be considered well capitalized.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs as described above. We anticipate that we will have sufficient funds available to meet current customer loan and deposit commitments and to fund or refinance, on a timely basis, our other commitments. At December 31, 2002, we have no material commitments for any capital expenditures.

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


assets and rate sensitive liabilities. Our asset-liability committee attempts to structure the assets and liabilities and manage the rate sensitivity gap to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

Results of Operations For The Years Ended December 31, 2002 and 2001

Following is a summary of the Company's operations for the years indicated.

	Years Ended December 31,
	2002	2001
	(dollars in thousands)
Interest income	$4,942	$3,909
Interest expense	1,858	1,790
Net interest income	3,084	2,119
Provision for loan losses	298	206
Other income	569	413
Other expenses	2,435	1,955
Income before income taxes	920	371
Income tax expense	64	--
Net income	856	371

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

The net yield on average interest-earning assets for the year ended December 31, 2002 was 4.63% as compared to 4.72% in 2001. For the year ended December 31, 2002, the rate earned on average interest-earning assets and the rate paid on average interest-bearing liabilities was 7.42% and 3.40%, respectively, which provided a net spread of 4.02%. As indicated in the rate volume analysis which is provided later, the net decline in rates was positively impacted by favorable net changes in volume. The rates earned on interest-earning assets and paid on interest-bearing liabilities decreased by 129 and 165 basis points, respectively as compared to the year ended December 31, 2001. The net spread increased compared to the year ended December 31, 2001 by 36 basis points while during the same period, the net yield on average interest-earning assets decreased by 9 basis points. These declines are attributable to the decline in interest rates during 2002. Average interest-earning assets increased by $21.7 million compared to 2001. During this same period, average interest-bearing liabilities increased by $19.2 million. The increase in the interest spread represents a negative interest rate-sensitivity gap ratio as interest-bearing liabilities continue to reprice at a faster pace than interest-earning assets. The decrease in the net yield on average interest-earning assets is directly related to the increase in interest-earning assets combined with declining interest rates. The overall improvement in net interest income continues to be attributable to the increase in loan volume.

See the interest rates and interest differentials table for specific details.


Provision for Loan Losses

The provision for loan losses increased by $92,000 to $298,000 for the year ended December 31, 2002 as compared to 2001. The amount provided during 2002 and 2001 continues to be due primarily to the growth of the loan portfolio. The allowance for loan losses as a percentage of total loans was 1.20% and 1.45% at December 31, 2002 and 2001, respectively. For the year ended December 31, 2002, we recognized $39,000 in net charge-offs as compared to $16,000 in 2001. The net charge-off ratio to average loans outstanding for the years ending December 31, 2002 and 2001 was .07% and .05%, respectively. Impaired loans at December 31, 2002 and 2001 were $25,000 and $29,000, respectively. The decrease in the allowance for loan losses as a percentage of total loans is attributable to the continued improvement in overall asset quality in the past two years. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses is adequate to absorb potential losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, historical experience, and current economic conditions which may affect the borrowers' ability to repay.

Other Income

Other income increased by $156,000 for the year ended December 31, 2002 as compared to December 31, 2001. Mortgage origination fees accounted for 65%, or $370,000 of the total other income for the year ended December 31, 2002 as compared to 64% as of December 31, 2001. The significant increase in mortgage origination fees in 2002 and 2001 is due to the mortgage interest rate continued decline which resulted in significant refinance activity along with normal first-time purchase mortgages. The other primary source of other income is service charges on deposit accounts which increased by $11,000 in 2002. There were no other single significant changes in 2002 as compared with 2001.

Other Expenses

Other expenses increased by $480,000 for the year ended December 31, 2002 compared to December 31, 2001. Other operating expense consists of salaries and employee benefits, equipment and occupancy expenses, and other operating expenses, or $1,495,000, $296,000 and $644,000, respectively. The increase in salaries and employee benefits of $382,000 represented 80% of the total increase in other expenses. The increase in salaries and employee benefits is attributable to an increase of six full-time equivalent employees, increase in profit sharing contributions of $6,000, an increase in incentives of $97,000 and an increase in mortgage commissions of $51,000. The net increase in other operating expenses is not attributable to any single item, and reflects increases directly related to the growth in loans and deposits.

Income Tax

During the year ended December 31, 2002, the Company became cumulatively profitable. The Company recognized income tax expenses of $64,000, representing an effective tax rate of 7%. Income tax expense was offset by the reversal of a valuation allowance of $216,000 in 2002. In the future, the effective tax rate will be in the range of 25% to 34% depending on the level of tax-exempt income.


Asset/Liability Management

It is our objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is our overall philosophy to support asset growth primarily through growth of deposits of all categories made by local individuals, partnerships, and corporations.

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

At December 31, 2002, our cumulative one year interest rate-sensitivity gap ratio was 97%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing assets will reprice during this period at a rate slower than our interest-earning liabilities, which is consistent with our analysis of net interest income for the year ending December 31, 2002. We are within our targeted parameters.


The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2002, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

	Within Three Months	After Three Months but Within One Year	After One Year but Within Three Years	After Three Years	Total
	(dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$ 40	$ --	$ --	$ --	$ 40
Federal funds sold	4,225	--	--	--	4,225
Securities	185	498	3,284	1,914	5,881
Loans	23,124	28,196	16,667	3,274	71,261

	27,574	28,694	19,951	5,188	81,407

Interest-bearing liabilities:
Interest-bearing demand deposits	16,872	--	--	--	16,872
Savings	1,835	--	--	--	1,835
Time deposits	5,552	33,537	5,976	1,837	46,902
Other borrowings	--	--	3,700	--	3,700

	24,259	33,537	9,676	1,837	69,309

Interest rate sensitivity gap	$ 3,315	$ (4,843)	$10,275	$ 3,351	$ 12,098

Cumulative interest rate sensitivity gap	$ 3,315	$ (1,528)	8,747	12.098

Interest rate sensitivity gap ratio	1.14	.86	2.06	2.82

Cumulative interest rate gap ratio	1.14	.97	1.13	1.17

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


Distribution of Assets, Liabilities, and Stockholders' Equity: Interest Rates and Interest Differentials
	2002		2001
	(dollars in thousands)
	Average Balance(1)	Income/ Expense	Yield/ Rates	Average Balance(1)	Income/ Expense	Yield/ Rates

Cash and due from banks	$ 1,394	$ -	-%	$ 1,119	$ -	-%
Taxable securities(5)	5,082	276	5.43	7,463	429	5.75
Unrealized gains on securities	131	-	-	92	-	-
Federal funds sold	7,265	115	1.59	4,326	179	4.14
Loans(2)(3)	54,258	4,551	8.39	33,074	3,301	9.98
Allowance for loan losses	(693)	-	-	(494)	-	-
Other assets	2,652	-	-	2,444	-	-

Total assets	$70,089			$48,024

Total interest-earning assets	$66,605	$ 4,942	7.42%	$44,863	$ 3,909	8.71%

Noninterest-bearing demand	$ 6,568	-	-%	$ 4,590	-	-%
Interest-bearing demand and savings	16,172	326	2.02	9,665	279	2.89
Time deposits	35,675	1,396	3.92	24,073	1,411	5.86

Total deposits	$58,415	$ 1,722	2.92%	$38,328	$ 1,690	4.41%

Other liabilities	544	-	-	290	-	-
Other borrowings	2,747	136	4.95	1,700	101	5.94

Stockholders' equity(4)	8,383	-	-	7,706	-	-

Total liabilities and equity	$70,089			$48,024

Total interest-bearing liabilities	$54,594	$ 1,858	3.40%	$35,438	$ 1,791	5.05%

Net interest income		$ 3,084			$ 2,118
Net interest spread			4.02%			3.66%
Net yield on average interest-bearing assets			4.63%			4.72%

(1)	Average balances were determined using the daily average balances.
(2)	Includes nonaccrual loans with average balances of $56,000 and $71,000, respectively.
(3)	Interest and fees on loans includes $640,000 and $363,000 of loan fee income for the years ended December 31, 2002 and 2001, respectively
(4)	Average unrealized gains (losses) on securities available-for-sale are included in stockholders' equity.
(5)	Includes restricted equity securities.

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

		Year Ended December 31
		2002 vs. 2001
		Changes Due To:
		Increase (Decrease)
	Rate	Volume	Net
		(dollars in thousands)
Increase (decrease) in:
Income from interest-earning assets:
Interest and fees on loans	$ (414)	$1,664	$1,250
Interest on taxable securities	(23)	(130)	(153)
Interest on federal funds sold	646	(710)	(64)
Total interest income	209	824	1,033

Expense from interest-bearing liabilities:
Interest on interest-bearing demand and savings deposits	(38)	85	47
Interest on time deposits	33	(48)	(15)
Interest on other borrowings	(13)	48	35
Total interest expense	(18)	85	67

Net interest income	$ 227	$ 739	$ 966

SECURITIES PORTFOLIO

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

	December 31
	2002	2001
	(dollars in thousands)

U. S. Government and agency securities	$5,696	$7,290


Maturities

The amounts of debt securities by category as of December 31, 2002 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years through ten years.

	U.S. Government and Agency Securities
	Amount	Yield (1)
	(dollars in thousands)

One year or less	$ 515	5.68%
After one year through five years	4,408	3.88%
After five years through ten years	773	5.97%
	$5,696	4.32%

(1)

Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

LOAN PORTFOLIO

Types of Loans

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

	December 31,
	2002	2001
	(dollars in thousands)

Commercial	$ 6,052	$ 4,748
Real estate-construction	19,060	12,461
Real estate-mortgage	40,994	19,783
Consumer and other	5,155	4,003
	$71,261	$40,995
Less allowance for loan losses	(855)	(596)
Net loans	$70,406	$40,399


Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2002 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

(dollars in thousands)

Commercial
One year or less	$ 3,298
After one year through five years	2,733
After five years	21
6,052

Construction
One year or less	18,890
After one year through five years	170
After five years	-
19,060

Other
One year or less	25,988
After one year through five years	18,939
After five years	1,222
46,149

Total	$ 71,261

The following table summarizes loans at December 31, 2002 with the due dates after one year which have predetermined and floating or adjustable interest rates.

(dollars in thousands)

Predetermined interest rates	$17,068
Floating or adjustable interest rates	6,017
$23,085


Risk Elements

Information with respect to nonaccrual, past due, and restructured loans at the dates indicated is as follows:

	December 31,
	2002	2001
	(dollars in thousands)

Nonaccrual loans	$25	$29
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	-	-
Restructured loans	-	-
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	-	-
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	3	5
Interest income that was recorded on nonaccrual and restructured loans	-	-

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


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

	Years Ended December 31,
	2002	2001
	(dollars in thousands)

Average amount of loans outstanding	$54,258	$33,074
Balance of allowance for loan losses at beginning of year	$ 596	$ 406
Loans charged off, installment	(43)	(18)
Recoveries of loans previously charged-off	4	2
Net loan charge-offs during the year	(39)	(16)
Additions to allowance charged to operating expense during year	298	206
Balance of allowance for loan losses at end of year	$ 855	$ 596
Ratio of net loans charged off during the year to average loans outstanding	.07%	.05%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that adequately covers all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans.


As of December 31, 2002 and 2001, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31, 2002		December 31, 2001
		Percent of loans in each category to total loans		Percent of loans in each category to total loans

	Amount		Amount
	(dollars in thousands)

Commercial	$ 54	8.83%	$ 51	11.58%
Construction loans secured by real estate	196	26.79%	119	30.40%
Commercial loans secured by real estate	312	43.80%	171	48.26%
Consumer and other loans	293	20.58%	255	9.76%
	$855	100.00%	$596	100.00%

DEPOSITS

Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below.(1)

	Years Ended December 31
	2002		2001
	Amount	Percent	Amount	Percent
	(dollars in thousands)

Noninterest-bearing demand deposits	$ 6,568	--%	$ 4,590	--%
Interest-bearing demand and savings deposits	16,172	2.02%	9,665	2.89%
Time deposits	35,675	3.91%	24,073	5.86%
	$58,415		$38,328

(1)	Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2002 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

(dollars in thousands)

Three months or less	$ 4,662
Over three months through six months	2,385
Over six months through twelve months	7,214
Over twelve months	2,652
Total	$16,913


RETURN ON ASSETS AND EQUITY

The following rate of return information for the year indicated is presented below.

	Years Ended December 31,
	2002	2001

Return on assets(1)	1.22%	0.77%
Return on equity(2)	10.22%	4.82%
Dividend payout ratio(3)	N/A	N/A
Equity to assets ratio(4)	11.96%	16.05%
(1)	Net income divided by average total assets.
(2)	Net income divided by average equity.
(3)	Dividends declared per share of commons tock divided by net income per share.
(4)	Average equity divided by average total assets.


CRITICAL ACCOUNTING POLICIES

The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Following is a description of the accounting policies applied by the Company that are deemed "critical". Critical accounting policies are defined as policies that are very important to the presentation of the Company's financial condition and results of operations, and that require management's most difficult, subjective or complex judgments. The Company's financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management's judgment in determining the adequacy of the allowance is based on evaluation of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, historical experience, estimated value of any underlying collateral, overall portfolio quality and review of specific problem loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on judgments different than those of management.

A loan is considered impaired when, based on current information and events, it is probable all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

Income Taxes

SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability approach for financial accounting and reporting for deferred income taxes. We use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant income tax temporary differences. See Note 9 to the Notes to Consolidated Financial Statements for additional details.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.
